Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
JDA Software Group, Inc.
Scottsdale, Arizona
     We have audited the accompanying consolidated balance sheets of JDA Software Group, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of JDA Software Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 16, 2010
(June 8, 2010 as to Note 19 and Note 21)

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$75,974	$32,696
Restricted cash	287,875	—
Accounts receivable, net	68,883	79,353
Income tax receivable	—	316
Deferred tax asset	19,142	22,919
Prepaid expenses and other current assets	15,667	14,223

Total current assets	467,541	149,507

Non-Current Assets:
Property and equipment, net	40,842	43,093
Goodwill	135,275	135,275
Other Intangibles, net:
Customer lists	99,264	121,719
Acquired software technology	20,240	24,160
Trademarks	157	1,335
Deferred tax asset	44,350	44,815
Other non-current assets	13,997	4,872

Total non-current assets	354,125	375,269

Total Assets	$821,666	$524,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,192	$3,273
Accrued expenses and other liabilities	45,523	52,090
Income taxes payable	3,489	—
Deferred revenue	65,665	62,005

Total current liabilities	121,869	117,368

Non-Current Liabilities:
Long-term debt	272,250	—
Accrued exit and disposal obligations	7,341	8,820
Liability for uncertain tax positions	8,770	7,093

Total non-current liabilities	288,361	15,913

Total Liabilities	410,230	133,281

Commitments and Contingencies (Notes 11 and 12)

Redeemable Preferred Stock	—	50,000

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 36,323,245 and 32,458,397 shares, respectively	363	325
Additional paid-in capital	361,362	305,564
Deferred compensation	(5,297)	(2,915)
Retained earnings	74,014	56,268
Accumulated other comprehensive income (loss)	3,267	(2,017)
Less treasury stock, at cost, 1,785,715 and 1,307,317 shares, respectively	(22,273)	(15,730)

Total stockholders’ equity	411,436	341,495

Total liabilities and stockholders’ equity	$821,666	$524,776

See notes to consolidated financial statements.

JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Years Ended December 31,
	2009	2008	2007
Revenues:

Software licenses	$88,786	$92,898	$73,599
Maintenance services	179,336	182,844	178,198

Product revenues	268,122	275,742	251,797

Consulting services	107,618	104,072	110,893
Reimbursed expenses	10,060	10,518	10,885

Service revenues	117,678	114,590	121,778

Total revenues	385,800	390,332	373,575

Cost of Revenues:

Cost of software licenses	3,241	3,499	2,499
Amortization of acquired software technology	3,920	5,277	6,377
Cost of maintenance services	43,165	45,734	45,242

Cost of product revenues	50,326	54,510	54,118

Cost of consulting services	85,285	81,954	83,131
Reimbursed expenses	10,060	10,518	10,885

Cost of service revenues	95,345	92,472	94,016

Total cost of revenues	145,671	146,982	148,134

Gross Profit	240,129	243,350	225,441

Operating Expenses:

Product development	51,318	53,866	51,173
Sales and marketing	66,001	66,468	63,154
General and administrative	47,664	44,963	44,405
Amortization of intangibles	23,633	24,303	15,852
Restructuring charges	6,865	8,382	6,208
Acquisition-related costs	4,768	—	—
Costs of abandoned acquisition	—	25,060	—
Gain on sale of office facility	—	—	(4,128)

Total operating expenses	200,249	223,042	176,664

Operating Income	39,880	20,308	48,777

Interest expense and amortization of loan fees	(2,712)	(10,349)	(11,836)
Finance costs on abandoned acquisition	767	(5,292)	—
Interest income and other, net	1,253	2,791	3,476

Income Before Income Taxes	39,188	7,458	40,417

Income tax provision	(12,849)	(4,334)	(13,895)

Net Income	26,339	3,124	26,522

Consideration paid in excess of carrying value on the repurchase of redeemable preferred stock	(8,593)	—	—

Income Applicable to Common Shareholders	$17,746	$3,124	$26,522

Basic Earnings Per Share Applicable to Common Shareholders	$.51	$.09	$.79

Diluted Earnings Per Share Applicable to Common Shareholders	$.50	$.09	$.76

Shares Used To Compute:
Basic earnings per share applicable to common shareholders	34,936	34,339	33,393

Diluted earnings per share applicable to common shareholders	35,258	35,185	34,740

See notes to consolidated financial statements.

JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share amounts)

						Accumulated
			Additional	Deferred		Other
	Common Stock		Paid-In	Stock	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Compensation	Earnings	Gain (Loss)	Stock	Total
Balance, January 1, 2007	30,569,447	$305	$275,705	$(904)	$27,628	$1,018	$(13,400)	$290,352

Issuance of common stock:
Issuance of common stock – Options	757,513	8	9,869					9,877
Issuance of restricted stock	30,981	1	628	(412)				217
Vesting of restricted stock units	24,186
Issuance of unvested equity awards			8,242	(8,242)
Forfeiture of unvested equity awards	(3,359)		(58)	58
Amortization of deferred compensation				5,974				5,974
Tax benefit — stock compensation			1,308					1,308
Accrual for uncertain tax positions					(1,006)			(1,006)
Purchase of treasury stock							(244)	(244)

Comprehensive income:
Net income					26,522			26,522
Change in fair value of interest rate swap						(525)		(525)
Foreign translation adjustment						3,321		3,321

Comprehensive income								29,318

Balance, December 31, 2007	31,378,768	314	295,694	(3,526)	53,144	3,814	(13,644)	335,796

Issuance of common stock:
Issuance of common stock – Options	697,072	7	7,799					7,806
Issuance of restricted stock	10,000		199					199
Vesting of restricted stock units	372,561	4	(4)
Issuance of unvested equity awards			3,971	(3,971)
Forfeiture of unvested equity awards	(4)		(457)	457
Amortization of deferred compensation				4,125				4,125
Tax benefit — stock compensation			(1,638)					(1,638)
Purchase of treasury stock							(2,086)	(2,086)

Comprehensive income:
Net income					3,124			3,124
Change in fair value of interest rate swap						289		289
Foreign translation adjustment						(6,120)		(6,120)

Comprehensive loss								(2,707)

Balance, December 31, 2008	32,458,397	325	305,564	(2,915)	56,268	(2,017)	(15,730)	341,495

Issuance of common stock:
Issuance of common stock – Options	1,053,251	10	12,570					12,580
Issuance of common stock – ESPP	155,888	1	2,268					2,269
Issuance of restricted stock	180,000	2	3,011	(2,867)				146
Vesting of restricted stock units	285,301	3	(3)
Issuance of unvested equity awards			7,845	(7,845)
Forfeiture of unvested equity awards	(9,592)		(396)	396
Amortization of deferred compensation				7,934				7,934
Conversion of redeemable preferred stock	2,200,000	22	30,503					30,525
Purchase of treasury stock							(6,543)	(6,543)

Comprehensive income:
Net income					26,339			26,339
Cash consideration paid for Series B preferred stock in excess of carrying value					(8,593)			(8,593)
Foreign translation adjustment						5,284		5,284

Comprehensive income								23,030

Balance, December 31, 2009	36,323,245	$363	$361,362	$(5,297)	$74,014	$3,267	$(22,273)	$411,436

See notes to consolidated financial statements.

JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2009	2008	2007
Operating Activities:

Net income	$26,339	$3,124	$26,522

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,239	39,280	31,646
Provision for doubtful accounts	1,900	750	2,890
Amortization of loan origination fees, debt issuance costs and original issue discount	110	3,672	1,808
Excess tax benefits from share-based compensation	—	1,638	(1,308)
Net gain on sale of office facility	—	—	(4,128)
Net (gain) loss on disposal of property and equipment	(42)	9	(20)
Stock-based compensation expense	8,095	4,324	6,191
Deferred income taxes	4,242	1,784	9,991

Changes in assets and liabilities:
Accounts receivable	9,894	(6,590)	5,597
Income tax receivable	365	116	(284)
Prepaid expenses and other assets	(1,768)	2,055	(212)
Accounts payable	4,525	(346)	(1,256)
Accrued expenses and other liabilities	(4,608)	3,938	110
Income tax payable	5,964	27	—
Deferred revenue	4,226	(6,689)	2,160

Net cash provided by operating activities	96,481	47,092	79,707

Investing Activities:

Change in restricted cash	(287,875)	—	—
Payment of direct costs related to acquisitions	(5,110)	(4,242)	(7,606)
Purchase of property and equipment	(7,136)	(8,594)	(7,408)
Proceeds from disposal of property and equipment	84	132	6,856

Net cash used in investing activities	(300,037)	(12,704)	(8,158)

Financing Activities:

Issuance of common stock — equity plans	14,849	7,806	9,877
Excess tax benefits from share-based compensation	—	(1,638)	1,308
Purchase of treasury stock	(6,543)	(2,086)	(244)
Redemption of redeemable preferred stock	(28,068)	—	—
Proceeds from issuance of long-term, debt, net of discount	272,217	—	—
Debt issuance costs	(6,487)	—	—
Principal payments on term loan agreement	—	(99,563)	(40,000)
Repayment of 5% convertible subordinated notes	—	—	(1,531)

Net cash provided by (used in) financing activities	245,968	(95,481)	(30,590)

Effect of exchange rates on cash and cash equivalents	866	(1,499)	770

Net increase (decrease) in cash and cash equivalents	43,278	(65,592)	41,729

Cash and Cash Equivalents, Beginning of Year	32,696	95,288	53,559

Cash and Cash Equivalents, End of Year	$75,974	$32,696	$95,288

See notes to consolidated financial statements.

JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2009	2008	2007
Supplemental Disclosures of Cash Flow Information:

Cash paid for income taxes	$3,854	$3,378	$5,599

Cash paid for interest	$1,149	$7,312	$11,589

Cash received for income tax refunds	$856	$852	$976

Supplemental Disclosure of Non-cash activities:

Decrease in retained earnings from an accrual for uncertain tax positions			$1,006

Supplemental Disclosures of Non-cash Investing Activities:

Increase (reduction) of goodwill recorded in acquisitions		$714	$(11,415)

Supplemental Disclosures of Non-cash Financing Activities:

Conversion of redeemable preferred stock to common stock	$30,525

See notes to consolidated financial statements.

JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Years Ended December 31, 2009
(in thousands, except percentages, shares, per share amounts or as otherwise stated)
1. Summary of Significant Accounting Policies
          Nature of Business. We are a leading provider of sophisticated enterprise software solutions designed specifically to address the supply chain requirements of global consumer products companies, manufacturers, wholesale/distributors and retailers, as well as government and aerospace defense contractors and travel, transportation, hospitality and media organizations, and with the acquisition of i2 Technologies (see Note 2) we have licensed our software to over 6,000 customers worldwide. Our solutions enable customers to plan, manage and optimize the coordination of supply, demand and flows of inventory throughout the supply chain to the consumer. We conduct business in three geographic regions that have separate management teams and reporting structures: the Americas (United States, Canada, and Latin America), Europe (Europe, Middle East and Africa), and Asia/Pacific. Our corporate offices are located in Scottsdale, Arizona.
          Principles of Consolidation and Basis of Presentation. The consolidated financial statements are stated in U.S. dollars and include the accounts of JDA Software Group, Inc. and our subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with the FASB Standard Accounting Codification (“Codification”), which is the authoritative source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. The Codification, which is effective for all reporting periods that end after September 15, 2009, superseded and replaced all existing non-SEC accounting and reporting standards. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Adoption of the Codification did not have a material impact on our consolidated financial statement note disclosures.
          Certain reclassifications have been made to the Consolidated Statements of Income for the years ended December 31, 2008 and 2007 to conform to the current presentation. In the Consolidated Statements of Income we have combined the provision for doubtful accounts in operating expenses under the caption “General and administrative.” The provision for doubtful accounts was previously reported under a separate caption, “Provision for doubtful accounts.”
          Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, which is based upon an evaluation of our customers’ ability to pay and general economic conditions; the useful lives of intangible assets and the recoverability or impairment of tangible and intangible asset values; deferred revenues; purchase accounting allocations and related reserves; and our effective income tax rate and the valuation allowance applied against deferred tax assets which are based upon our expectations of future taxable income, allowable deductions, and projected tax credits. Actual results may differ from these estimates.
          Foreign Currency Translation. The financial statements of our international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and at an average exchange rate for the revenues and expenses reported in each fiscal period. We have determined that the functional currency of each foreign subsidiary is the local currency and as such, foreign currency translation adjustments are recorded as a separate component of stockholders’ equity. Transaction gains and losses, and unrealized gains and losses on short-term intercompany receivables and payables and foreign denominated receivables, are included in results of operations as incurred.
          Cash and Cash Equivalents. Cash and cash equivalents consist of cash held in bank demand deposits. The restricted cash balance at December 31, 2009 consists primarily of proceeds from the issuance of long-term debt (see Note 9), which were subsequently used to fund a portion of the cash merger consideration in the acquisition of i2 Technologies, Inc. (see Note 2).
          Accounts Receivable. Consistent with industry practice and to be competitive in the software marketplace, we typically provide payment terms on most software license sales. Software licenses are generally due within twelve months from the date of delivery. Customers are reviewed for creditworthiness before we enter into a new arrangement that provides for software and/or a service element. We do not sell or ship our software, nor recognize any revenue unless we believe that collection is probable. For those customers who are not credit worthy, we require prepayment of the software license fee or a letter of credit before we will ship our software. We have a history of collecting software payments when they come due without providing refunds or concessions. Consulting services are generally billed bi-weekly and maintenance services are billed annually or monthly. For those customers who are significantly delinquent or whose credit deteriorates, we typically put the account on hold and do not recognize any further services revenue, and may as appropriate withdraw support and/or our implementation staff until the situation has been resolved.
          We do not have significant billing or collection problems. We review each past due account and provide specific reserves based upon the information we gather from various sources including our customers, subsequent cash receipts, consulting services project teams, members of each region’s management, and credit rating services such as Dun and Bradstreet. Although infrequent and unpredictable, from time to time certain of our customers have filed bankruptcy, and we have been required to refund the pre-petition amounts collected and settle for less than the face value of their remaining receivable pursuant to a bankruptcy court order. In these situations, as soon as it becomes probable that the net realizable value of the receivable is impaired, we provide reserves on the receivable. In addition, we monitor economic conditions in the various geographic regions in which we operate to determine if general reserves or adjustments to our credit policy in a region are appropriate for deteriorating conditions that may impact the net realizable value of our receivables.
          Property and Equipment and Long-Lived Assets. Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the following estimated useful lives: computers, internal use software, furniture and fixtures — two to seven years; buildings and improvements — fifteen to forty years; automobiles — three years; leasehold improvements — the shorter of the initial lease term or the estimated useful life of the asset.
          Business Combinations. All business combinations through December 31, 2008 were accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price of each acquired company was allocated to the acquired assets and liabilities based on their fair values. There was no in-process research and development (“IPR&D”) recorded on any of our business combinations during the three years ended December 31, 2008. IPR&D consists of products or technologies in the development stage for which technological feasibility has not been established and which we believe have no alternative use.
          Effective January 1, 2009, all future business combinations will be accounted for at fair value under the acquisition method of accounting. Under the acquisition method of accounting, (i) acquisition-related costs, except for those costs incurred to issue debt or equity securities, will be expensed in the period incurred; (ii) non-controlling interests will be valued at fair value at the acquisition date; (iii) IPR&D will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; (iv) restructuring costs associated with a business combination will be expensed subsequent to the acquisition date; and (v) changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date will be recognized through income tax expense or directly in contributed capital, including any adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior January 1, 2009. There were no business combinations in 2009. We did however acquire i2 Technologies, Inc. on January 28, 2010 in a business combination that will be accounted for under the acquisition method of accounting (see Note 2).
          Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the net assets acquired in our business combinations. Goodwill is tested annually for impairment, or more frequently if events or changes in business circumstances indicate the asset might be impaired, by comparing a weighted average of the fair value of future cash flows under the “Discounted Cash Flow Method of the Income Approach” and the “Guideline Company Method” to the carrying value of the goodwill allocated to our reporting units. We found no indication of impairment of our goodwill balances during 2009, 2008 or 2007 with respect to the goodwill allocated to our Supply Chain and Services Industries reportable business segments (see Note 5). Absent future indications of impairment, the next annual impairment test will be performed in fourth quarter 2010.
          Customer lists are amortized on a straight-line basis over estimated useful lives ranging from 8 years to 13 years. The values allocated to customer list intangibles are based on the projected economic life of each acquired customer base, using historical turnover rates and discussions with the management of the acquired companies. We estimate the economic lives of these assets using the historical life experiences of the acquired companies as well as our historical experience with similar customer accounts for products that we have developed internally. We review customer attrition rates for each significant acquired customer group on annual basis, or more frequently if events or circumstances change, to ensure the rate of attrition is not increasing and if revisions to the estimated economic lives are required. In first quarter 2008, we changed the estimated useful life of certain customer lists to reflect current trends in attrition. With this change, the quarterly amortization expense on customer lists increased approximately $2.1 million per quarter, beginning first quarter 2008 and continuing over the remaining useful life of the related customer lists which extend through June 2014.

          Acquired software technology is capitalized if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software. Amortization of software technology is reported in the consolidated statements of income in cost of revenues under the caption “Amortization of acquired software technology.” Software technology is amortized on a product-by-product basis with the amortization recorded for each product being the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. The estimated economic lives of our acquired software technology range from 8 years to 15 years.
          Trademarks are being amortized on a straight-line basis over estimated remaining useful life of five years.
          Revenue recognition. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.
          We license software primarily under non-cancelable agreements and provide related services, including consulting, training and customer support. Software license revenue is generally recognized using the residual method when:
➢	Persuasive evidence of an arrangement exists and a license agreement has been signed;

➢	Delivery, which is typically FOB shipping point, is complete;

➢	Fees are fixed and determinable and there are no uncertainties surrounding product acceptance;

➢	Collection is considered probable; and

➢	Vendor-specific evidence of fair value (“VSOE”) exists for all undelivered elements.
          Our customer arrangements typically contain multiple elements that include software, options for future purchases of software products not previously licensed to the customer, maintenance, consulting and training services. The fees from these arrangements are allocated to the various elements based on VSOE. Under the residual method, if an arrangement contains an undelivered element, the VSOE of the undelivered element is deferred and the revenue recognized once the element is delivered. If we are unable to determine VSOE for any undelivered element included in an arrangement, we will defer revenue recognition until all elements have been delivered. In addition, if a software license contains milestones, customer acceptance criteria or a cancellation right, the software revenue is recognized upon the achievement of the milestone or upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. For arrangements that provide for significant services or custom development that are essential to the software’s functionality, the software license revenue and contracted services are recognized under the percentage of completion method. We measure progress-to-completion on arrangements involving significant services or custom development that are essential to the software’s functionality using input measures, primarily labor hours, which relate hours incurred to date to total estimated hours at completion. We continually update and revise our estimates of input measures. If our estimates indicate that a loss will be incurred, the entire loss is recognized in that period.
          Maintenance services are separately priced and stated in our arrangements. Maintenance services typically include on-line support, access to our Solution Centers via telephone and web interfaces, comprehensive error diagnosis and correction, and the right to receive unspecified upgrades and enhancements, when and if we make them generally available. Maintenance services are generally billed on a monthly basis and recorded as revenue in the applicable month, or billed on an annual basis with the revenue initially deferred and recognized ratably over the maintenance period. VSOE for maintenance services is the price customers will be required to pay when it is sold separately, which is typically the renewal rate.
          Consulting and training services are separately priced and stated in our arrangements, are generally available from a number of suppliers, and are generally not essential to the functionality of our software products. Consulting services include project management, system planning, design and implementation, customer configurations, and training. These services are generally billed bi-weekly on an hourly basis or pursuant to the terms of a fixed price contract. Consulting services revenue billed on an hourly basis is recognized as the work is performed. Under fixed price service contracts and milestone-based arrangements that include services that are not essential to the functionality of our software products, consulting services revenue is recognized using the proportional performance method. We measure progress-to-completion under the proportional performance method by using input measures, primarily labor hours, which relate hours incurred to date to total estimated hours at completion. We continually update and revise our estimates of input measures. If our estimates indicate that a loss will be incurred, the entire loss is recognized in that period. Training revenues are included in consulting revenues in the Company’s consolidated statements of income and are recognized once the training services are provided. VSOE for consulting and training services is based upon the hourly or per class rates charged when those services are sold separately. We offer hosting and other managed services on certain of our software products under arrangements in which the end users do not take possession of the software. Revenues from hosting services are included in consulting revenues, billed monthly and recognized as the services are provided. Revenues from our hardware reseller business are also included in consulting revenues, reported net (i.e., the amount billed to a customer less the amount paid to the supplier) and recognized upon shipment of the hardware.
          Customers are reviewed for creditworthiness before we enter into a new arrangement that provides for software and/or a service element. We do not sell or ship our software, nor recognize any license revenue, unless we believe that collection is probable. Payments for our software licenses are typically due within twelve months from the date of delivery. Although infrequent, where software license agreements call for payment terms of twelve months or more from the date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.
          Software License Indemnification. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.
          Reimbursed Expenses. We classify reimbursed expenses in both service revenues and cost of service revenues in our consolidated statements of income.
          Product Development. The costs to develop new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. We consider technological feasibility to have occurred when all planning, designing, coding and testing have been completed according to design specifications. Once technological feasibility is established, any additional costs would be capitalized. We believe our current process for developing software is essentially completed concurrent with the establishment of technological feasibility, and accordingly, no costs have been capitalized.
          Restructuring Charges. Restructuring charges include charges for the costs of exit or disposal activities and adjustments to acquisition-related reserves and other liabilities recorded in connection with business combinations. The liability for costs associated with exit or disposal activities is measured initially at fair value and only recognized when the liability is incurred, rather than at the date the Company committed to the exit plan. Restructuring charges are not directly identified with a particular business segment and as a result, management does not consider these charges in the evaluation of the operating income (loss) from the business segments. We recorded restructuring charges of $6.9 million, $8.4 million and $6.2 million in 2009, 2008 and 2007, respectively. These charges include net adjustments to acquisition-related reserves and other liabilities of $755,000, $426,000 and $8,000, respectively (see Notes 6, 7 and 8).
          Derivative Instruments and Hedging Activities. We use derivative financial instruments, primarily forward exchange contracts, to manage a majority of the foreign currency exchange exposure associated with net short-term foreign currency denominated assets and liabilities that exist as part of our ongoing business operations that are denominated in a currency other than the functional currency of the subsidiary. The exposures relate primarily to the gain or loss recognized in earnings from the settlement of current foreign denominated assets and liabilities. We do not enter into derivative financial instruments for trading or speculative purposes. The forward exchange contracts generally have maturities of 90 days or less and are not designated as hedging instruments. Forward exchange contracts are marked-to-market at the end of each reporting period, using quoted prices for similar assets or liabilities in active markets, with gains and losses recognized in other income offset by the gains or losses resulting from the settlement of the underlying foreign currency denominated assets and liabilities.
          At December 31, 2009, we had forward exchange contracts with a notional value of $37.9 million and an associated net forward contract payable of $354,000. At December 31, 2008, we had forward exchange contracts with a notional value of $33.5 million and an associated net forward contract liability of $14,000. These derivatives are not designated as hedging instruments. The forward contract liabilities are included in the consolidated balance sheets under the caption “Accrued expenses and other liabilities.” The notional value represents the amount of foreign currencies to be purchased or sold at maturity and does not represent our exposure on these contracts. We recorded net foreign currency exchange contract gains of $677,000, $483,000 and $147,000 in 2009, 2008 and 2007, respectively, which are included in the condensed consolidated statements of income under the caption “Interest Income and other, net.”

          We were exposed to interest rate risk on term loans used to finance the acquisition of Manugistics, which provided for quarterly interest payments at LIBOR + 2.25%. To manage this risk, we entered into an interest rate swap agreement to fix LIBOR at 5.365% on $140 million, or 80% of the aggregate term loans. The interest rate swap was structured with decreasing notional amounts to match our expected pay down of the debt. The interest rate swap agreement was designated a cash flow hedge derivative. The effectiveness of the cash flow hedge derivative was evaluated on a quarterly basis with changes in the fair value of the interest rate swap deferred and recorded as a component of “Accumulated other comprehensive income (loss).” We repaid the remaining balance on the term loans on October 1, 2008 (see Note 9) and terminated the interest rate swap on October 5, 2008. We made an $899,000 payment on October 5, 2008 in consideration for early termination of the interest rate swap. This payment is included in the consolidated statements of operations under the caption “Interest expense and amortization of loan fees.”
          Stock-Based Compensation. Compensation expense for awards of restricted stock, restricted stock units, performance share awards and other forms of equity based compensation are based on the market price of the underlying common stock as of the date of grant, amortized over the applicable vesting period of the awards (generally 3 years) using graded vesting (see Note 14).
          As of December 31, 2009, we had approximately 1.3 million stock options outstanding with exercise prices ranging from $10.33 to $27.50 per share. Stock options are no longer used for share-based compensation (see Note 14).
          Income Taxes. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets, as well as operating loss and tax credit carry-forwards. We follow specific and detailed guidelines regarding the recoverability of any tax assets recorded on the balance sheet and provide valuation allowances when recovery of deferred tax assets is not considered likely.
          We exercise significant judgment in determining our income tax provision due to transactions, credits and calculations where the ultimate tax determination is uncertain. Uncertainties arise as a consequence of the actual source of taxable income between domestic and foreign locations, the outcome of tax audits and the ultimate utilization of tax credits. Although we believe our estimates are reasonable, the final tax determination could differ from our recorded income tax provision and accruals. In such case, we would adjust the income tax provision in the period in which the facts that give rise to the revision become known. These adjustments could have a material impact on our income tax provision and our net income for that period.
          As of December 31, 2009 we have approximately $10.8 million of unrecognized tax benefits, substantially all of which relates to uncertain tax positions associated with the acquisition of Manugistics that would impact our effective tax rate if recognized. Recognition of these uncertain tax positions will be treated as a component of income tax expense rather than as a reduction of goodwill. During 2009 there were no significant changes in our unrecognized tax benefits. It is reasonably possible that approximately $8.8 million of unrecognized tax benefits will be recognized within the next twelve months, primarily related to lapses in the statute of limitations. At December 31, 2009, we have approximately $5.5 million and $7.8 million of federal and state research and development tax credit carryforwards, respectively, that expire at various dates through 2024. We have placed a valuation allowance against the Arizona research and development credit as we do not expect to be able to utilize it prior to its expiration.
          We treat the accrual of interest and penalties related to uncertain tax positions as a component of income tax expense, including accruals (benefits) made during 2009, 2008 and 2007 of $(515,000), $600,000 and $630,000, respectively. As of December 31, 2009, 2008 and 2007, there are approximately $2.3 million, $2.6 million and $1.9 million, respectively of interest and penalty accruals related to uncertain tax positions which are reflected in the Consolidated Balance Sheet under the caption “Liability for uncertain tax positions.” To the extent interest and penalties are not assessed with respect to the uncertain tax positions, the accrued amounts for interest and penalties will be reduced and reflected as a reduction of the overall tax provision.
          Earnings per Share. From July 2006 through September 8, 2009, the Company had two classes of outstanding capital stock, common stock and Series B preferred stock. The Series B preferred stock, which was issued in connection with acquisition of Manugistics (see Note 13), was a participating security such that in the event a dividend was declared or paid on the common stock, the Company would have been required to simultaneously declare and pay a dividend on the Series B preferred stock as if the Series B preferred stock had been converted into common stock. Companies that have participating securities are required to apply the two-class method to compute basic earnings per share. Under the two-class computation method, basic earnings per share is calculated for each class of stock and participating security considering both dividends declared and participation rights in undistributed earnings as if all such earnings had been distributed during the period.
          During third quarter 2009, all shares of the Series B preferred stock were either converted into shares of common stock or repurchased for cash, including $8.6 million paid in excess of the conversion price (see Note 13). The excess consideration was charged to retained earnings in the same manner as a dividend on preferred stock and reduced the income applicable to common shareholders in the calculation of earnings per share for 2009. The calculation of diluted earnings per share applicable to common shareholders for 2009 includes the assumed conversion of the Series B preferred stock into common stock as of the beginning of the period, weighted for the actual days and number of shares outstanding during the period. The calculation of diluted earnings per share applicable to common shareholders for 2008 and 2007 includes the assumed conversion of the Series B preferred stock into common stock as of the beginning of the period.
          The dilutive effect of outstanding stock options and unvested restricted stock units and performance share awards is included in the diluted earnings per share calculations for 2009, 2008 and 2007 using the treasury stock method (see Note 18).
Other Recent Accounting Pronouncements
     In September 2009, FASB issued an amendment to its accounting guidance on certain revenue arrangements with multiple deliverables that enables a vendor to account for products and services (deliverables) separately rather than as a combined unit. The revised guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) management’s best estimate of selling price. This guidance also eliminates the residual method of allocation and requires that the arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to such revenue arrangements that have multiple deliverables. The revised guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We are currently assessing the impact the new guidance will have on certain of our revenue arrangements, specifically those involving the delivery of software-as-a-service and certain other managed service offerings as i2 derived a significant portion of their revenues from these form of contracts. The ultimate impact on our consolidated financial statements will depend on the nature and terms of the revenue arrangements entered into or materially modified after the adoption date. The new guidance does not significantly change the accounting for the majority of our existing and future revenue arrangements that are subject to specific guidance in sections 605 and 985 of the Codification (see Revenue Recognition discussion above).
     In December 2009, FASB issued a new guidance for improvements to financial reporting by enterprises involved with variable interest entities. The new guidance provides an amendment to its consolidation guidance for variable interest entities and the definition of a variable interest entity and requires enhanced disclosures to provide more information about an enterprise’s involvement in a variable interest entity. This amendment also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and is effective for reporting periods beginning after December 15, 2009. We do not currently anticipate any significant impact from adoption of this guidance on our consolidated financial position or results of operations.
     In January 2010, FASB issued an amendment to its accounting guidance for fair value measurements which adds new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements related to Level 3 measurements. The revised guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The amendment is effective for the first reporting period beginning after December 15, 2009, except for the requirements to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. We are currently assessing what impact this guidance will have on our consolidated financial statements.
2. Acquisitions
Acquisition of i2 Technologies, Inc. (2010)
          On January 28, 2010, we completed the acquisition of i2 Technologies, Inc. (“i2”) for approximately $600.0 million, which includes cash consideration of approximately $432.0 million and the issuance of approximately 6.2 million shares of our common stock with an acquisition date fair value of approximately $168.0 million, or $26.88 per share, determined on the basis of the closing market price of our common stock on the date of acquisition (the “Merger”). The combination of JDA and i2 creates a market leader in the supply chain management market. We believe this combination provides JDA with (i) a strong, complementary presence in new markets such as discrete manufacturing and transportation; (ii) enhanced scale; (iii) a more diversified, global customer base of over 6,000 customers; (iv) a comprehensive product suite that provides end-to-end supply chain management (“SCM”) solutions; (v) incremental revenue opportunities associated with cross-selling of products and services among our existing customer base; and (vi) an ability to increase profitability through net cost synergies in the first six to nine months after the Merger.

          Under the terms of the Merger Agreement, each issued and outstanding share of i2 common stock was converted into the right to receive $12.70 in cash and 0.2562 of a share of JDA common stock (the “Merger Consideration”). Holders of i2 common stock did not receive any fractional JDA shares in the Merger. Instead, the total number of shares that each holder of i2 common stock received in the Merger was rounded down to the nearest whole number, and JDA paid cash for any resulting fractional share determined by multiplying the fraction by $26.65, which represents the average closing price of JDA common stock on Nasdaq for the five consecutive trading days ending three days prior to the effective date of the Merger.
          Each outstanding option to acquire i2 common stock was canceled and terminated at the effective time of the Merger and converted into the right to receive the Merger Consideration with respect to the number of shares of i2 common stock that would have been issuable upon a net exercise of such option, assuming the market value of the i2 common stock at the time of such exercise was equal to the value of the Merger Consideration as of the close of trading on the day immediately prior to the effective date of the Merger. Any outstanding option with a per share exercise price that was greater than or equal to such amount was cancelled and terminated and no payment was made with respect thereto. In addition, each i2 restricted stock unit award outstanding immediately prior to the effective time of the Merger was fully vested and cancelled, and each holder of such awards became entitled to receive the Merger Consideration for each share of i2 common stock into which the vested portion of the awards would otherwise have been convertible. Each i2 restricted stock award was vested immediately prior to the effective time of the Merger and was entitled to receive the Merger Consideration.
          Each outstanding share of i2’s Series B Preferred Stock was converted into the right to receive $1,100 per share in cash, which is equal to the stated change of control liquidation value of each such share plus all accrued and unpaid dividends thereon through the effective date of the Merger.
          At the effective time of the Merger, each outstanding warrant to purchase shares of i2’s common stock ceased to represent a right to acquire i2’s common stock and was assumed by JDA and converted into a warrant with the right to receive upon exercise, the Merger Consideration that would have been received as a holder of i2 common stock if such i2 warrant had been exercised prior to the. In total, 420,237 warrants to purchase i2 common stock at an exercise price of $15.4675 were assumed and converted into the right to receive the Merger Consideration upon exercise, including 107,663 shares of JDA common stock.
          The Merger will be accounted for using the acquisition method of accounting with JDA identified as the acquirer. Under the acquisition method of accounting, we will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. We have not completed the valuation analysis and calculations necessary to finalize the required purchase price allocations. In addition to goodwill, the final purchase price allocation may include allocations to intangible assets such as trademarks and trade names, in-process research and development, developed technology and customer-related assets.
          On December 10, 2009, we issued $275 million of five-year, 8.0% Senior Notes (the “Senior Notes”) at an initial offering price of 98.988%. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the merger consideration in the acquisition of i2 (see Note 9).
          Through December 31, 2009, we expensed approximately $4.8 million of costs related to the acquisition of i2. These costs, which consist primarily of investment banking fees, commitment fees on unused bank financing, legal and accounting fees, are included in the consolidated statements of income under the caption “Acquisition-related costs.”
Acquisition of Equity Interest in European-based Strategix Enterprise Technology (2009)
          In July 2009, we purchased 49.1% of the registered share capital of Strategix Enterprise Technology GMBH and Strategix Enterprise Technology sp.z.o.o. (collectively, “Strategix”) for cash. The initial investment, which is not material to our financial statements, is reflected in the consolidated balance sheet under the caption “Other non-current assets,” and in the consolidated statement of cash flows as an investing activity under the caption “Payment of direct costs related to acquisitions.” The adjustments to record our equity share of Strategix’s earnings from the date of purchase through December 31, 2009 are reflected in the consolidated statements of income, net of tax, under the caption “Interest income and other, net,” The transaction provides for additional annual purchase price earn-outs in each of 2009, 2010 and 2011 if defined performance milestones are achieved. No additional purchase price earn-out was earned in 2009. We have an option to purchase the remaining registered share capital of Strategix beginning on the third anniversary date of the transaction based on defined operating metrics. Strategix has been a distributor of our supply and category management applications in Central and Eastern Europe and Russia since 2004. As part of this transaction, Strategix now has access to our entire suite of products, and we believe such access can expand our presence with retail, manufacturing and wholesale-distribution customers in these markets. We have also acquired the rights to various applications developed by Strategix that are designed to enhance certain of our space and category management solutions, plus a suite of SAP integration tools.
Abandoned Acquisition of i2 Technologies, Inc (2008)
          In August 2008, we entered into an agreement and plan of merger to acquire all of the outstanding common and preferred equity of i2. This transaction was subsequently abandoned in December 2008 and we paid i2 a $20 million non-refundable reverse termination fee. The acquisition was abandoned due primarily to the adverse effect of the continuing credit crisis and the credit terms available under proposed credit facilities that would have resulted in unacceptable risks and costs to the combined company.
          We expensed $30.4 million in costs associated with the termination acquisition of i2 in fourth quarter 2008, including the $20 million non-refundable reverse termination fee and $5.1 million of legal, accounting and other acquisition-related fees that are included in operating expenses under the caption “Costs of abandoned acquisition” and $5.3 million in finance costs related to loan origination and “ticking” fees on certain debt financing commitments that are included in other income (expense) under the caption “Finance costs on abandoned acquisition.” During 2009, approximately $767,000 of the “ticking” fees were waived pursuant to a mutual release agreement and the related expense was reversed. As of December 31, 2009 and 2008, $1.2 million and $3.6 million of these costs, respectively, had not been paid and are included in the consolidated balance sheet under the caption “Accrued Expenses and other current liabilities.”
3. Accounts Receivable, Net
          At December 31, 2009 and 2008 accounts receivable consist of the following:

	2009	2008
Trade receivables	$75,661	$84,492
Less allowance for doubtful accounts	(6,778)	(5,139)

Total	$68,883	$79,353

          A summary of changes in the allowance for doubtful accounts for the three-year period ended December 31, 2009 is as follows:

	2009	2008	2007
Balance at beginning of period	$5,139	$7,030	$9,596
Reserves recorded in the Manugistics acquisition	—	—	(4,195)
Provision for doubtful accounts	1,900	750	2,890
Deductions, net	(261)	(2,641)	(1,261)

Balance at end of period	$6,778	$5,139	$7,030

4. Property and Equipment, Net
          At December 31, 2009 and 2008 property and equipment consist of the following:

	2009	2008
Computers, internal use software, furniture & fixtures and automobiles	$83,520	$78,610
Land and buildings	26,652	25,883
Leasehold improvements	7,400	5,874

	117,572	110,367
Less accumulated depreciation	(76,730)	(67,274)

	$40,842	$43,093

          During 2007, we sold a 15,000 square foot office facility in the United Kingdom for approximately $6.3 million and recognized a gain of approximately $4.1 million.
          Depreciation expense for 2009, 2008 and 2007 was $9.7 million, $9.7 million and $9.4 million, respectively.

5. Goodwill and Other Intangibles, Net
          At December 31, 2009 and 2008 goodwill and other intangible assets consist of the following:

	December 31, 2009		December 31, 2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Goodwill:
Gross goodwill	$144,988	$—	$144,988	$—
Accumulated impairment losses	(9,713)	—	(9,713)	—

Goodwill, net of impairment losses	$135,275	$—	$135,275	$—

Other Amortized intangible assets:

Customer Lists	183,383	(84,119)	183,383	(61,664)
Acquired software technology	65,847	(45,607)	65,847	(41,687)
Trademarks	5,191	(5,034)	5,191	(3,856)

	254,421	(134,760)	254,421	(107,207)

	$389,696	$(134,760)	$389,696	$(107,207)

          We recorded a $714,000 net increase to goodwill in 2008 due to adjustments of tax NOLs, accruals for uncertain tax positions and certain temporary timing differences recorded in the acquisition of Manugistics (see Note 17). We found no indication of impairment of our goodwill balances during 2009, 2008 or 2007 with respect to the goodwill allocated to our Supply Chain and Services Industries reportable business segments. As of December 31, 2009 and 2008, goodwill has been allocated to our reporting units as follows: $131.6 million to Supply Chain and $3.7 million to Services Industries.
          Amortization expense for 2009, 2008 and 2007 was $27.6 million, $29.6 million and $22.2 million, respectively, and is shown as separate line items in the consolidated statements of operations within cost of revenues and operating expenses. We expect amortization expense for the next five years, excluding the impact of amortization that will result from the final purchase price allocation on the acquisition of i2 (see Note 2), to be as follows:

Year	Expected Amortization
2010	$26,277
2011	25,962
2012	25,500
2013	24,810
2014	13,607
6. Accrued Expenses and Other Liabilities
          At December 31, 2009 and 2008, accrued expenses and other liabilities consist of the following:

	2009	2008
Accrued compensation and benefits	$28,292	$27,787
Acquisition reserves (Note 7)	4,585	4,407
Accrued costs on terminated acquisition of i2 Technologies (Note 2)	1,150	3,413
Accrued royalties	2,982	3,446
Accrued interest	1,344	84
Disputes and other customer liabilities	577	1,331
Accrued hardware purchases for the hardware reseller business	1,450	997
Customer deposits	1,104	1,508
Restructuring charges (Note 8)	378	2,518
Other accrued expenses and liabilities	3,661	6,599

Total	$45,523	$52,090

          During 2009 we successfully settled a customer dispute assumed in the acquisition of Manugistics and reversed $758,000 of related contingency reserves that had been established in the initial purchase accounting. This adjustment is included in the consolidated statement of income under the caption “Restructuring charges.”

7. Acquisition Reserves
          We recorded initial acquisition reserves of $47.4 million for restructuring charges and other direct costs associated with the acquisition of Manugistics in 2006. The restructuring charges were primarily related to facility closures, employee severance and termination benefits and other direct costs associated with the acquisition, including investment banker fees, change-in-control payments, and legal and accounting costs. Subsequent adjustments of $2.9 million were made to reduce the reserves in 2007 and 2008 based on our revised estimates of the restructuring costs to exit certain of the activities of Manugistics. The majority these adjustments were made by June 30, 2007 and included in the final purchase price allocation. All adjustments made subsequent to June 30, 2007, including the $1.4 million increase recorded in 2009, have been included in the consolidated statements of income under the caption “Restructuring charges.” Adjustments made in 2009 resulted primarily from our revised estimate of sublease rentals and market adjustments on an unfavorable office facility lease in the United Kingdom. The unused portion of the acquisition reserves at December 31, 2009 includes $4.6 million of current liabilities under the caption “Accrued expenses and other liabilities” and $7.3 million of non-current liabilities under the caption “Accrued exit and disposal obligations.” A summary of the charges and adjustments recorded against the reserves is as follows:

				Impact of				Impact of
				Changes in	Balance			Changes in	Balance
	Initial	Adjustments	Cash	Exchange	December 31,	Adjustments	Cash	Exchange	December 31,
Description of charge	Reserve	to Reserves	Charges	Rates	2008	to Reserves	Charges	Rates	2009

Restructuring charges:
Office closures, lease terminations and sublease costs	$29,212	$(2,351)	$(13,109)	$(1,034)	$12,718	$1,402	$(3,001)	$310	$11,429
Employee severance and termination benefits	3,607	(767)	(2,465)	107	482	—	(3)	18	497

IT projects, contract termination penalties, capital lease buyouts and other costs to exit activities of Manugistics	1,450	222	(1,672)	—	—	—	—	—	—

	34,269	(2,896)	(17,246)	(927)	13,200	$1,402	(3,004)	328	11,926

Direct costs	13,125	6	(13,104)	—	27	—	(27)	—	—

Total	$47,394	$(2,890)	$(30,350)	$(927)	$13,227	$1,402	$(3,031)	$328	$11,926

          The balance in the reserve for office closures, lease termination and sublease costs is primarily related to office facility leases in Rockville, Maryland and the United Kingdom and is being amortized over the related lease terms that extend through 2018. The balance in the reserve for employee severance and termination benefits is related to certain foreign employees that we expect to pay in 2010.
8. Restructuring Charges
2009 Restructuring Charges
          We recorded restructuring charges of $6.5 million in 2009 primarily associated with the transition of additional on-shore activities to the Center of Excellence (“CoE”) in India and certain restructuring activities in the EMEA sales organization. The charges include termination benefits related to a workforce reduction of 86 full-time employees (“FTE”) in product development, service, support, sales and marketing, information technology and other administrative positions, primarily in the Americas region. In addition, the restructuring charges include approximately $2.0 million in severance and other termination benefits under separation agreements with our former Executive Vice President and Chief Financial Officer and our former Chief Operating Officer. As of December 31, 2009, approximately $6.2 million of the costs associated with these restructuring charges have been paid and the remaining balance of $291,000 is included in the condensed consolidated balance sheet under the caption “Accrued expenses and other current liabilities.” We expect substantially all of the remaining costs to be paid in 2010.

2008 Restructuring Charges
          We recorded restructuring charges of $8.0 million in 2008 primarily associated with our transition of certain on-shore activities to the CoE. The 2008 restructuring charges included $7.9 million for termination benefits, primarily related to a workforce reduction of 100 FTE in product development, consulting and sales-related positions across all of our geographic regions and $119,000 for office closure and integration costs of redundant office facilities. Subsequent adjustments were made to these reserves in 2009 based on our revised estimates to complete the restructuring activities and are included in the consolidated statements of income under the caption “Restructuring charges.” As of December 31, 2009 all costs associated with these restructuring charges have been paid. A summary of the 2008 restructuring charges is as follows:

			Impact of				Impact of
			Changes in	Balance			Changes in	Balance
	Initial	Cash	Exchange	December 31,	Adjustments	Cash	Exchange	December	31,
Description of charge	Reserve	Charges	Rates	2008	to Reserves	Charges	Rates	2009

Termination benefits	$7,891	$(5,576)	$(164)	$2,151	$(281)	$(1,866)	$(4)	$—
Office closures	119	(77)	(6)	36	(18)	(18)	—	—

Total	$8,010	$(5,653)	$(170)	$2,187	$(299)	$(1,884)	$(4)	$—

2007 Restructuring Charges
          We recorded restructuring charges of $6.2 million in 2007 that included $5.9 million for termination benefits and $292,000 for office closures. The termination benefits are primarily related to a workforce reduction of approximately 120 full-time employees (“FTE”) in our Scottsdale, Arizona product development group as a direct result of our decision to standardize future product offerings on the JDA Enterprise Architecture platform and reduction of approximately 40 FTE in our worldwide consulting services group. The office closure charge is for the closure and integration costs of redundant office facilities. As of December 31, 2009, all costs associated with the 2007 restructuring charges have been paid with the exception of a $34,000 reserve for office closures which is included in the caption “Accrued expenses and other current liabilities.” We expect the remaining office closure costs to be paid in 2010. A summary of the 2007 restructuring and office closure charges is as follows:

			Impact of				Impact of
			Changes in	Balance			Changes in	Balance
		Cash	Exchange	December 31,	Adjustments	Cash	Exchange	December 31,
Description of charge	Initial Reserve	Charges	Rates	2008	to Reserves	Charges	Rates	2009

Termination benefits	$5,908	$(5,775)	$5	$138	$(61)	$(74)	$(3)	$—
Office closures	292	(253)	—	39	—	(2)	(3)	34

Total	$6,200	$(6,028)	$5	$177	$(61)	$(76)	$(6)	$34

9. Long-term Debt and Revolving Credit Facilities:
Senior Notes
          On December 10, 2009, we issued $275 million of 8.0% Senior Notes at an initial offering price of 98.988%. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.5 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the merger consideration in the acquisition of i2 (see Note 2).
          The Senior Notes have a five-year term and mature on December 15, 2014. Interest is computed on the basis of a 360-day year composed of twelve 30-day months, and is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010. The obligations under the Senior Notes are fully and unconditionally guaranteed on a senior basis by our substantially all of existing and future domestic subsidiaries (including, following the Merger, i2 and its domestic subsidiaries).
          At any time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108%, plus accrued and unpaid interest, with the cash proceeds of an equity offering of our common stock. At any time prior to December 15, 2012, we may also redeem all or a part of the Senior Notes at a redemption price equal to 100%, plus accrued and unpaid interest and a ‘make whole” premium calculated as the greater of (i) 1% of the principal amount of the Senior Notes redeemed or (ii) the excess of the present value of the redemption price of the Senior Notes redeemed at December 15, 2012 over the principal amount the Senior Notes redeemed. In addition, we may redeem the Senior Notes on or after December 15, 2012 at a redemption price of 104%, and on or after December 15, 2013 at a redemption price of 100%, plus accrued and unpaid interest. The Senior Notes rank equally in right of payment with all existing and future senior debt and is senior in right of payment to all subordinated debt.
          The Senior Notes contain certain restrictive covenants including (i) a requirement to repurchase the Senior Notes at price equal to 101% of the principal in the event of a change in control and (ii) restrictions that limit our ability to pay dividends, make investments, incur additional indebtedness, create liens, issue preferred stock or consolidate, merge, sell or otherwise dispose of all or substantially all of our or their assets. The Senior Notes also provide for customary events of default and in the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Senior Notes will become due and payable immediately without further action or notice. If any other event of default occurs or is continuing, the trustee or holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.
     The Senior Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. In connection with the issuance of the Senior Notes, we entered into an exchange and registration rights agreement. Under the terms of the exchange and registration rights agreement, we are required to file an exchange offer registration statement within 180 days following the issuance of the Senior Notes enabling holders to exchange the Senior Notes for registered notes with terms substantially identical to the terms of the Senior Notes; to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to 270 days after the closing of the note offering (the “Registration Deadline”); and, unless the exchange offer would not be permitted by applicable law or SEC policy, to complete the exchange offer within 30 business days after the Registration Deadline. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement provides that we shall file a shelf registration statement for the resale of the Senior Notes. If we default on these registration obligations, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the Senior Notes until all such registration defaults are cured.
          The $2.8 million original issue discount on the Senior Notes and other debt issuance costs of approximately $6.5 million are being amortized on a straight-line basis over the five-year term and are reflected in the consolidated statements of income under the caption, “Interest expense and amortization of loan fees.” Through December 31, 2009, we have amortized approximately $110,000 of the original issue discount and related loan origination fees and accrued $1.3 million of interest on the Senior Notes.
Bank Borrowings
          To finance the acquisition of Manugistics and the repayment of their debt obligations, we entered into a credit agreement (the “Credit Agreement”) with a consortium of lenders that provided $175 million in aggregate term loans, $50 million in revolving credit facilities and up to $75 million of incremental term or revolving credit facilities as requested, subject to certain terms and conditions. Proceeds from the term loans of approximately $168.4 million, which is net of nearly $6.6 million of loan origination and other administrative fees, together with the JDA and Manugistics combined cash balances at acquisition closing of approximately $281 million and the $50 million investment from Thoma Bravo, LLC in the form of Series B Preferred Stock (see Note 13), were used to fund the cash obligations under the merger agreement and related transaction expenses, and to retire approximately $174 million of Manugistics’ existing debt consisting of Convertible Subordinated Notes that were scheduled to mature in 2007. The remaining $1.5 million of assumed Convertible Subordinated Notes were retired in 2007. Additionally, we utilized the revolving credit facilities to replace approximately $9.6 million of Manugistics’ standby letters of credit.
          Term Loans. The term loans were scheduled to be repaid in 27 quarterly installments of $437,500 beginning in September 2006, with the remaining balance due at maturity in July 2013. In addition to the scheduled maturities, the Credit Agreement also required additional mandatory repayments on the term loans based on a percentage of our annual excess cash flow, as defined, beginning with the fiscal year that commenced January 1, 2007. As of December 31, 2008, all term loans had been repaid including payments of $99.6 million in 2008 and $40.0 million in 2007.
          Interest on the term loans was paid quarterly during 2008 and 2007 at the London Interbank Offered Rate (“LIBOR”) + 2.25%. We entered into an interest rate swap agreement on July 28, 2006 to fix LIBOR at 5.365% on $140 million, or 80% of the aggregate term loans. We structured the interest rate swap with decreasing notional amounts to match the expected pay down of the debt. The interest rate swap, which was designated a cash flow hedge derivative (see Note 1), was terminated on October 5, 2008 in connection with the repayment of the remaining balance of the term loans.

          Loan origination and other administrative fees were amortized on a 3-year straight-line schedule based upon an accelerated repayment of the term loan obligations with the remaining balance fully amortized in fourth quarter 2008 in connection with the repayment of the remaining term loans. Amortization expense related to the loan origination and other administrative fees was $3.7 million and $1.8 million in 2008 and 2007, respectively and is included under the caption “Interest expense and amortization of loan fees.”
          Revolving Credit Facilities. The revolving credit facilities were scheduled to mature on July 5, 2012 with interest payable quarterly at LIBOR + 2.25%. The facilities were terminated in December 2009 prior to issuance of the Senior Notes.
10. Deferred Revenue
          At December 31, 2009 and 2008, deferred revenue consists of deferrals for software license fees, maintenance, consulting and training and other services as follows:

	2009	2008
Software	$1,185	$977
Maintenance	61,046	57,955
Consulting	2,165	1,869
Training and other	1,269	1,204

	$65,665	$62,005

11. Lease Commitments
          We currently lease office space in the Americas for 12 regional sales and support offices across the United States and Latin America, and for 15 other international sales and support offices located in major cities throughout Europe, Asia, Australia, Japan and the CoE facility in Hyderabad, India. The leases are primarily non-cancelable operating leases with initial terms ranging from one to 20 years that expire at various dates through the year 2018. None of the leases contain contingent rental payments; however, certain of the leases contain scheduled rent increases and renewal options. We expect that in the normal course of business most of these leases will be renewed or that suitable additional or alternative space will be available on commercially reasonable terms as needed. We believe our existing facilities are adequate for our current needs and for the foreseeable future. As of December 31, 2009, we have sublet approximately 191,000 square feet of excess office space through 2012, and have identified an additional 24,000 square feet that we are trying to sublet. In addition, we lease various computers, telephone systems, automobiles, and office equipment under non-cancelable operating leases with initial terms generally ranging from 12 to 48 months. Certain of the equipment leases contain renewal options and we expect that in the normal course of business some or all of these leases will be renewed or replaced by other leases.
          Net rental expense under operating leases in 2009, 2008 and 2007 was $10.7 million, $11.0 million and $13.1 million, respectively. The following summarizes future minimum lease obligations under non-cancelable operating leases at December 31, 2009.

2010	$13,673
2011	12,662
2012	7,523
2013	2,004
2014	1,872
Thereafter	6,587

Total future minimum lease payments	$44,321

          We have entered into sublease agreements on excess space in certain of our leased facilities that will provide sublease rentals of approximately $4.6 million, $4.8 million, $2.3 million, $485,000 and $496,000 in 2010 through 2014, respectively. We currently have no sublease agreements in place that provide for sublease rentals beyond 2014.
12. Legal Proceedings
          We are involved in other legal proceedings and claims arising in the ordinary course of business. Although there can be no assurance, management does not currently believe the disposition of these matters will have a material adverse effect on our business, financial position, results of operations or cash flows.

          On April 29, 2009, i2 filed a lawsuit for patent infringement against Oracle Corporation (NASDAQ: ORCL). The lawsuit, filed in the United States District Court for the Eastern District of Texas, alleges infringement of 11 patents related to supply chain management, available to promise software and other enterprise software applications. As a result of our acquisition of i2 on January 28, 2010, i2 is now a wholly-owned subsidiary of the Company. i2 incurred expenses related to this matter of approximately $1.0 million for the twelve months ended December 31, 2009.
13. Redeemable Preferred Stock
          In connection with the Manugistics Group, Inc. (“Manugistics”) acquisition in 2006, we issued 50,000 shares of Series B preferred stock to funds affiliated with Thoma Bravo, LLC (“Thoma Bravo”), a private equity investment firm, for $50 million in cash. The Series B preferred stock was convertible, at any time in whole or in part, into a maximum of 3,603,603 shares of common stock based on an agreed conversion rate of $13.875. During third quarter 2009, Thoma Bravo exercised conversion rights on 30,525 shares of the Series B preferred stock, which resulted in the issuance of 2,200,000 shares of common stock. We recorded a $30.5 million adjustment to reduce the carrying value of the redeemable preferred stock ($13.875 per share for each of the 2,200,000 shares of common stock), and increased common stock for the par value of converted shares ($22,000) and additional paid-in capital ($30.5 million).
          We entered into stock purchase agreement (the “Purchase Agreement”) with Thoma Bravo on September 8, 2009 to acquire the remaining shares of Series B preferred stock for $28.1 million in cash ($20 per share for each of the 1,403,603 shares of JDA common stock into which the Series B Preferred Stock was convertible). The agreed purchase price included $19.5 million, which represents the conversion of 1,403,603 shares of common stock at the conversion price of $13.875, and $8.6 million, which represents consideration paid in excess of the conversion price of $13.875 ($6.125 per share). The consideration paid in excess of the conversion price was charged to retained earnings in the same manner as a dividend on preferred stock and reduced the income applicable to common shareholders in the calculation of earnings per share for 2009 (see Note 18). As part of the Purchase Agreement, we also repurchased 100,000 shares of our common stock held by Thoma Bravo for $2.0 million, or $20 per share (see Note 15).
          Holders of the Series B preferred stock were entitled as a class to elect a director to our Board. Mr. Orlando Bravo, a Managing Partner with Thoma Bravo, was appointed to our Board in 2006. Mr. Bravo resigned from the Board upon closing of the Purchase Agreement.
14. Share-Based Compensation
          Our 2005 Performance Incentive Plan, as amended (“2005 Incentive Plan”), provides for the issuance of up to 3,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards. The 2005 Incentive Plan contains certain restrictions that limit the number of shares that may be issued and the amount of cash awarded under each type of award, including a limitation that awards granted in any given year can represent no more than two percent (2%) of the total number of shares of common stock outstanding as of the last day of the preceding fiscal year. Awards granted under the 2005 Incentive Plan are in such form as the Compensation Committee shall from time to time establish and the awards may or may not be subject to vesting conditions based on the satisfaction of service requirements or other conditions, restrictions or performance criteria including the Company’s achievement of annual operating goals. Restricted stock and restricted stock units may also be granted under the 2005 Incentive Plan as a component of an incentive package offered to new employees or to existing employees based on performance or in connection with a promotion, and will generally vest over a three-year period, commencing at the date of grant. We measure the fair value of awards under the 2005 Incentive Plan based on the market price of the underlying common stock as of the date of grant. The fair value of each award is amortized over the applicable vesting period of the awards using graded vesting and reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”
          Annual stock-based incentive programs (“Performance Programs”) have been approved for executive officers and certain other members of our management team for years 2007 through 2010 that provide for contingently issuable performance share awards or restricted stock units upon achievement of defined performance threshold goals. A summary of the annual Performance Programs is as follows:
          2010 Performance Program. In February 2010, the Board approved a stock-based incentive program for 2010 (“2010 Performance Program”). The 2010 Performance Program provides for the issuance of contingently issuable performance share awards under the 2005 Incentive Plan to executive officers and certain other members of our management team if we are able to achieve a defined adjusted EBITDA performance threshold goal in 2010. A partial pro-rata issuance of performance share awards will be made if we achieve a minimum adjusted EBITDA performance threshold. The 2010 Performance Program initially provides for approximately 555,000 of targeted contingently issuable performance share awards with a fair value of approximately $15.1 million. The performance share awards, if any, will be issued after the approval of our 2010 financial results in January 2011 and will vest 50% upon the date of issuance with the remaining 50% vesting ratably over a 24-month period. Our performance against the defined performance threshold goal will be evaluated on a quarterly basis throughout 2010 and share-based compensation will be recognized over the requisite service period that runs from February 3, 2010 (the date of board approval) through January 2013. If we achieve the defined performance threshold goal we would expect to recognize approximately $10.1 million of the award as share-based compensation in 2010.
          2009 Performance Program. The 2009 Performance Program provided for the issuance of contingently issuable performance share awards if we were able to achieve $91.5 million of adjusted EBITDA. The Company’s actual 2009 adjusted EBITDA performance qualified participants to receive 100% of their target awards. In total, 506,450 contingently issuable performance share awards were issued in January 2010 with a grant date fair value of $6.8 million that is being recognized as share-based compensation over requisite service periods that run from the date of Board approval of the 2009 Performance Program through January 2012. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period. A deferred compensation charge of $6.8 million was recorded in the equity section of our balance sheet during 2009, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $4.5 million in share-based compensation expense related to these performance share awards in 2009, which is reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”
          2008 Performance Program. The 2008 Performance Program provided for the issuance of contingently issuable performance share awards if we were able to achieve $95 million of adjusted EBITDA. The Company’s actual 2008 adjusted EBITDA performance, which exceeded the defined performance threshold goal of $95 million, qualified participants to receive approximately 106% of their target awards. In total, 222,838 performance share awards were issued in January 2009 with a grant date fair value of $3.9 million that is being recognized as stock-based compensation over requisite service periods that run from the date of Board approval of the 2008 Performance Program through January 2011. Through December 31, 2009, approximately 4,300 of performance share awards granted under the 2008 Performance Program have been subsequently forfeited. A deferred compensation charge of $3.9 million was recorded in the equity section of our balance sheet during 2008, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $522,000 and $2.6 million in share-based compensation expense related to these performance share awards in 2009 and 2008, respectively.
          2007 Performance Program. The 2007 Performance Program provided for the issuance of contingently issuable restricted stock units if we were able to successfully integrate the Manugistics acquisition and achieve $85 million of adjusted EBITDA. The Company’s actual 2007 adjusted EBITDA performance qualified participants for a pro-rata issuance equal to 99.25% of their target awards. In total, 502,935 restricted stock units were issued in January 2008 with a grant date fair value of $8.1 million. Through December 31, 2009, approximately 35,000 of the restricted stock units granted under the 2007 Integration Program have been subsequently forfeited. We recognized $883,000, $1.1 million and $5.4 million in share-based compensation expense related to these performance share awards in 2009, 2008 and 2007, respectively.
          During 2009, 2008 and 2007, we recorded share-based compensation expense of $648,000, $644,000 and $820,000, respectively related to other 2005 Incentive Plan awards.
          We recorded total share-based compensation expense of $6.6 million, $4.3 million and $6.2 million related to 2005 Incentive Plan awards in 2009, 2008 and 2007, respectively and as of December 31, 2009 we have included $3.7 million of deferred compensation in stockholders’ equity related to 2005 Incentive Plan awards. This compensation is expected to be recognized over a weighted average period of 1.8 years. The total fair value of restricted shares and restricted share units vested during 2009, 2008, and 2007 was $5.0 million, $6.4 million and $783,000, respectively.

          The following table summarizes activity under the 2005 Incentive Plan:

	Restricted Stock Units & Performance
	Share Awards		Restricted Stock Awards
		Weighted Average		Weighted Average
	Units	Fair Value	Shares	Fair Value

Non-vested Balance, January 1, 2007	29,069	$12.26	39,140	$15.43
Granted	9,000	20.59	30,981	20.30
Vested	(24,186)	13.79	(26,154)	17.18
Forfeited	(363)	11.19	(3,417)	15.96

Non-vested Balance, December 31, 2007	13,520	$15.08	40,550	$17.98
Granted	510,935	15.92	10,000	19.86
Vested	(372,561)	15.92	(25,751)	18.56
Forfeited	(27,749)	16.97	(4)	14.90

Non-Vested Balance, December 31, 2008	124,145	$15.60	24,795	$18.14
Granted	226,786	17.23	80,000	15.13
Vested	(285,070)	16.59	(20,828)	16.75
Forfeited	(12,332)	16.51	(9,592)	20.59

Non-Vested Balance, December 31, 2009	53,529	$17.01	74,375	$15.15

          Equity Inducement Awards. During third quarter 2009, we announced the appointment of Peter S. Hathaway to the position of Executive Vice President and Chief Financial Officer and Jason B. Zintak to the newly-created position of Executive Vice President, Sales and Marketing. In order to induce Mr. Hathaway and Mr. Zintak to accept employment, the Compensation Committee granted certain equity awards outside of the terms of the 2005 Incentive Plan and pursuant to NASDAQ Marketplace Rule 5635(c)(4).
(i)	100,000 shares of restricted stock with a grant date fair value of $1.8 million were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares). The restricted stock awards vest over a three-year period, with one-third vesting on the first anniversary of their employment with the remainder vesting ratably over the subsequent 24-month period. A deferred compensation charge of $1.8 million has been recorded in the equity section of our balance sheet for the total grant date fair value of the restricted stock. Stock-based compensation is being recorded on a graded vesting basis over requisite service periods that run from their effective dates of employment through June 2012. We recognized $497,000 in share-based compensation related to these awards in 2009 which is reflected in the consolidated statements of income under the caption “General and administrative.”

(ii)	55,000 contingently issuable performance share awards were granted to Mr. Hathaway (25,000 shares) and Mr. Zintak (30,000 shares) if the Company was able to achieve the $91.5 million adjusted EBITDA performance threshold goal defined under the 2009 Performance Program. The Company’s actual 2009 adjusted EBITDA performance qualified Mr. Hathaway and Mr. Zintak to receive 100% of their target awards. A total of 55,000 performance share awards were issued in January 2010 with a grant date fair value of $996,000 that is being recognized as share-based compensation over requisite service periods that run from their effective dates of employment through January 2012. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period. A deferred compensation charge of $996,000 has been recorded in the equity section of our balance sheet, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $664,000 in share-based compensation related to these awards in 2009 which is reflected in the consolidated statements of income under the caption “General and administrative.”

(iii)	100,000 contingently issuable restricted stock units were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares) that will vest in defined tranches if and when we achieve certain pre-defined performance milestones. As of December 31, 2009, none of these awards had been issued, no deferred compensation charge has been recorded in the equity section of our balance sheet, nor has any share-based compensation expense been recognized related to these grants as management is unable to determine if it is probable the pre-defined performance milestones will be attained.
          We recorded total share-based compensation expense of $1.2 million related to the Equity Inducement Awards and as of December 31, 2009 we have included $1.6 million of deferred compensation in stockholders’ equity. This compensation is expected to be recognized over a weighted average period of 2.4 years. None of the Equity Inducement Awards vested during 2009.

          The following table summarizes Equity Inducement Awards activity:

Restricted Stock Units & Performance
	Share Awards		Restricted Stock Awards
		Weighted Average		Weighted Average
	Units	Fair Value	Shares	Fair Value

Non-vested Balance, January 1, 2009	—	—	—	—
Granted	—	—	100,000	$17.98
Vested	—	—	—	—
Forfeited	—	—	—	—

Non-Vested Balance, December 31, 2009	—	—	100,000	$17.98

Stock Option Plans
          We maintained various stock option plans through May 2005 (“Prior Plans”). The Prior Plans provided for the issuance of shares of common stock to employees, consultants and directors under incentive and non-statutory stock option grants. Stock option grants under the Prior Plans were made at a price not less than the fair market value of the common stock at the date of grant, generally vested over a three to four-year period commencing at the date of grant and expire in ten years. Stock options are no longer used for share-based compensation and no grants have been made under the Prior Plans since 2004. With the adoption of the 2005 Incentive Plan, we terminated all Prior Plans except for those provisions necessary to administer the outstanding options, all of which are fully vested.
          The following summarizes the combined stock option activity during the three-year period ended December 31, 2009:

		Options Outstanding
	Options available		Exercise price
	for grant	Shares	per share

Balance, January 1, 2007	—	4,157,084	$6.44 to $27.50
Plan shares expired	(168,680)	—	—
Cancelled	168,680	(168,680)	$8.56 to $26.23
Exercised	—	(757,513)	$6.43 to $21.33

Balance, December 31, 2007	—	3,230,891	$6.44 to $27.50
Plan shares expired	(159,233)	—	—
Cancelled	159,233	(159,233)	$8.56 to $26.96
Exercised	—	(697,072)	$6.44 to $16.80

Balance, December 31, 2008	—	2,374,586	$6.44 to $27.50
Plan shares expired	(25,555)	—	—
Cancelled	25,555	(25,555)	$6.44 to $16.80
Exercised	—	(1,053,251)	$6.44 to $21.01

Balance, December 31, 2009	—	1,295,780	$10.33 to $27.50

          The weighted average exercise price of outstanding options at December 31, 2008, options cancelled during 2009, options exercised during 2009 and outstanding options at December 31, 2009 were $14.29, $13.77, $11.94 and $16.20, respectively.
          The following summarizes certain weighted average information on options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (years)	Price	Exercisable	Price
$10.33 to $14.88	576,555	1.80	$12.14	576,555	$12.14
$15.15 to $21.17	691,225	2.10	$19.15	691,225	$19.15
$25.33 to $27.50	28,000	2.40	$26.98	28,000	$26.98

	1,295,780	1.97	$16.20	1,295,780	$16.20

          The total intrinsic value of options exercised during 2009, 2008 and 2007 was $7.1 million, $4.3 million and $5.4 million, respectively and as of December 31, 2009, the aggregate intrinsic value of outstanding and exercisable options was $12.1 million.

          Employee Stock Purchase Plan. Our employee stock purchase plan (“2008 Purchase Plan”) has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period that begin on February 1st and August 1st of each year. The 2008 Purchase Plan is considered compensatory and, as a result, stock-based compensation is recognized on the last day of each six-month offering period in an amount equal to the difference between the fair value of the stock on the date of purchase and the discounted purchase price. A total of 155,888 shares of common stock were purchased under the 2008 Purchase Plan in 2009 at prices ranging from $9.52 to $17.52. We have recognized $342,000 of share-based compensation expense in connection with these purchases, which is reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.” A total of 44,393 shares of common stock were subsequently purchased on January 31, 2010 at a price of $22.28 and we recorded $175,000 of related share-based compensation expense.
          The following provides tabular disclosure as of December 31, 2009 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories – plans that have been approved by stockholders and plans that have not:

	Number of securities to be	Weighted-average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance
	outstanding options or vesting	outstanding	under equity compensation
Equity Compensation Plans	of restricted stock units	options	plans
Approved by stockholders:

1996 Option Plan	1,101,530	$16.72	—
1996 Directors Plan	90,750	$16.18	—
2005 Performance Incentive Plan	127,904	$—	2,957,778
Employee Stock Purchase Plan	1,344,112	$—	1,344,112

	2,664,296	$16.68	4,301,890

Not approved by stockholders:

1998 Option Plan	103,500	$10.64	—
Non-Plan Equity Inducement Awards	255,000	$—	—

	3,022,796	$16.20	4,301,890

15. Treasury Stock Purchases
          On March 5, 2009, the Board adopted a program to repurchase up to $30 million of our common stock in the open market or in private transactions at prevailing market prices during the 12-month period ended March 10, 2010. During 2009, we repurchased 265,715 shares of our common stock under this program for $2.9 million at prices ranging from $10.34 to $11.00 per share. There were no shares of common stock repurchased under this program in 2010.
          During 2009 and 2008, we also repurchased 108,765 and 118,048 common shares, respectively, tendered by employees for the payment of applicable statutory withholding taxes on the issuance of restricted shares under the 2005 Performance Incentive Plan. These shares were repurchased in 2009 for $1.6 million at prices ranging from $9.75 to $26.05 and in 2008 for $2.1 million at prices ranging from $11.50 to $20.40 per share.
          As part of the Purchase Agreement with Thoma Bravo (see Note 13), we repurchased 100,000 shares of our common stock held by Thoma Bravo for $2.0 million, or $20 per share.
16. Employee Benefit Plans
          We maintain a defined 401(k) contribution plan (“401(k) Plan”) for the benefit of our employees. Participant contributions vest immediately and are subject to the limits established from time-to-time by the Internal Revenue Service. We provide discretionary matching contributions to the 401(k) Plan on an annual basis. Our matching contributions were 25% in 2009, 2008 and 2007 and vest 100% after 2 years of service. Our matching contributions to the 401(k) Plan were $2.1 million, $2.1 million and $1.9 million in 2009, 2008 and 2007, respectively.
17. Income Taxes
          We exercise significant judgment in determining our income tax provision due to transactions, credits and calculations where the ultimate tax determination is uncertain. Uncertainties arise as a consequence of the actual source of taxable income between domestic and foreign locations, the outcome of tax audits and the ultimate utilization of tax credits. Although we believe our estimates are reasonable, the final tax determination could differ from our recorded income tax provision and accruals. In such case, we would adjust the income tax provision in the period in which the facts that give rise to the revision become known. These adjustments could have a material impact on our income tax provision and our net income for that period.
          The income tax provision includes income taxes currently payable and those deferred due to temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The components of the income tax provision for the three years ended December 31, 2009 are as follows:

	2009	2008	2007
Current taxes:
Federal and state	$(2,252)	$(4,099)	$(356)
Foreign	(4,746)	268	(3,548)

Total current taxes	(6,998)	(3,831)	(3,904)
Deferred taxes	(5,851)	(503)	(9,991)

Income tax provision	$(12,849)	$(4,334)	$(13,895)

          The effective tax rate used to record the income tax provision in 2009, 2008 and 2007 takes into account the source of taxable income, domestically by state and internationally by country, and available income tax credits.
          The income tax provision recorded in the three years ended December 31, 2009 differed from the amounts computed by applying the federal statutory income tax rate of 35% to income before income taxes as a result of the following:

	2009	2008	2007
Income before income taxes	$39,188	$7,458	$40,417

Income tax provision at federal statutory rate	$(13,716)	$(2,610)	$(14,146)
Research and development credit	773	930	432
Meals, entertainment and other non-deductible expenses	(425)	(332)	(322)
State income taxes	(1,294)	(59)	(983)
Section 199 deduction	554	—	—
Foreign tax rate differential	451	804	796
Other, net	(255)	(120)	161
Changes in estimate and foreign statutory rates	677	(2,582)	556
Interest and penalties on uncertain tax positions	386	(365)	(389)

Income tax provision	$(12,849)	$(4,334)	$(13,895)

Effective tax rate	32.8%	58.1%	34.4%
          Income before income taxes for 2009, 2008 and 2007 includes $7.6 million, $6.3 million, and $8.2 million of foreign pretax income, respectively. The increase in the changes in estimate and foreign statutory rates from 2007 to 2008 is due primarily to additional liabilities related to uncertain tax positions, settlement of IRS examinations and the true-up of previously estimated deferred tax assets.

          The income tax effects of temporary differences that give rise to our deferred income tax assets and liabilities are as follows:

	2009		2008
	Current	Non-Current	Current	Non-Current
Deferred tax asset:
Accruals and reserves	$7,266	$3,895	$3,381	$4,116
Deferred revenue	271	—	712	—
Excess Space Reserve	76	2,803	110	3,643
Net Operating Loss	9,479	50,301	9,420	58,964
Foreign deferred and NOL	1,322	—	1,491	—
Tax credit carryforwards	—	11,484	7,141	10,101
R&D Expenses Capitalized	1,679	3,417	1,672	5,074
AMT Credit carryforward	—	341	—	341
Property and equipment	—	3,946	—	2,831
Foreign deferred	—	3,054	—	—
Other	—	—	—	—

Deferred tax asset	20,093	79,241	23,927	85,070

Deferred tax liability:
Goodwill and other intangibles	—	(30,746)	—	(35,307)
Foreign deferred	—	—	—	(885)

Deferred tax liability	—	(30,746)	—	(36,192)

Valuation Allowance	(951)	(4,145)	(1,008)	(4,063)

Total	$19,142	$44,350	$22,919	$44,815

          The valuation allowances at December 31, 2009 and 2008 are for state research and development tax credit carryforwards that we may not be able to fully utilize before they expire.
          Residual United States income taxes have not been provided on undistributed earnings of our foreign subsidiaries. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both United States income taxes and withholding taxes payable to various foreign countries less an adjustment for foreign tax credits. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings. The Company has incurred net operating losses in certain foreign jurisdictions that will be carried forward to future years.
          A reconciliation of the liability for unrecognized income tax benefits is as follows:

	December 31,
	2009	2008	2007
Unrecognized tax benefits, beginning of year	$11,721	$9,436	$3,487

Increase (decrease) related to prior year tax positions	471	5,006	5,949
Increase related to current year tax positions	317	539	—
Expirations	(722)	—	—
Settlements	(393)	(3,260)	—

Unrecognized tax benefits, end of year	$11,394	$11,721	$9,436

          As of December 31, 2009 approximately $10.8 million of unrecognized tax benefits would impact our effective tax rate if recognized, substantially all of which relates to uncertain tax positions associated with the acquisition of Manugistics. Deferred tax assets have been reduced by $4.4 million related to liabilities for uncertain tax positions. Future recognition of uncertain tax positions resulting from the acquisition of Manugistics will be treated as a component of income tax expense rather than as a reduction of goodwill. It is reasonably possible that approximately $8.8 million of unrecognized tax benefits will be recognized within the next 12 months, primarily related to lapses in the statute of limitations.
          We treat the accrual of interest and penalties related to uncertain tax positions as a component of income tax expense, including accruals (benefits) made during 2009, 2008 and 2007 of $(515,000), $600,000 and $630,000, respectively. As of December 31, 2009, 2008 and 2007, there are approximately $2.3 million, $2.6 million and $1.9 million, respectively of interest and penalty accruals related to uncertain tax positions which are reflected in the Consolidated Balance Sheet under the caption “Liability for uncertain tax positions.” To the extent interest and penalties are not assessed with respect to the uncertain tax positions, the accrued amounts for interest and penalties will be reduced and reflected as a reduction of the overall tax provision.

          We conduct business globally and, as a result, JDA Software Group, Inc. or one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subjected to examination by taxing authorities throughout the world, including significant jurisdictions in the United States, the United Kingdom, Australia and France. The change in the liability for unrecognized tax benefits related to prior year tax positions during 2009 and 2008 relate to uncertainty regarding our ability to utilize certain foreign net operating loss carryforwards acquired in the acquisition of Manugistics and uncertainties regarding the validity of the income tax holiday in India. Our business operations in India have been granted a tax holiday from income taxes through the tax year ending March 31, 2011. This tax holiday did not have a significant impact on our 2009 or 2008 operating results; however, our overall effective tax rate will be negatively impacted as the tax holiday period expires. The decrease in liability for unrecognized tax benefits in 2009 results primarily from the expiration of a statute of limitations and the settlement of a Taiwan income tax examination. The decrease in liability for unrecognized tax benefits in 2008 results primarily from the settlement of an Internal Revenue Service audit of our 2006 tax year and the settlement of a tax audit in Germany in the amount of approximately $800,000. We are currently under audit by the Internal Revenue Service for the 2009 tax year. The examination phase of these audits has not yet been completed; however, we do not anticipate any material adjustments. The following table sets forth significant jurisdictions that have open tax years that are subject to examination:

Country	Open Tax Years Subject to Examination
United States	2008, 2009
United Kingdom	2005, 2006, 2007, 2008, 2009
Australia	2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009
France	2005, 2006, 2007, 2008, 2009
          JDA Software Group, Inc. accepted an invitation to participate in the Compliance Assurance Program (“CAP”) beginning in 2007. The CAP program was developed by the Internal Revenue Service to allow for transparency and to remove uncertainties in tax compliance. The CAP program is offered by invitation only to those companies with both a history of immaterial audit adjustments and a high level of tax complexity and will involve a review of each quarterly tax provision. The Internal Revenue Service has completed their review of our 2007 and 2008 tax returns and no material adjustments have been made as a result of these examinations.
          At December 31, 2009, we have approximately $5.5 million and $7.8 million of federal and state research and development tax credit carryforwards, respectively, that expire at various dates through 2024. We also have approximately $8.4 million of foreign tax credit carryforwards that expire between 2016 and 2018. We have approximately $163.0 million of federal net operating loss carryforwards, which are subject to annual limitations prescribed in section 382 of the Internal Revenue Code, that expire beginning in 2019. We also have $58.6 million and $22.5 million of state and foreign net operating loss carryforwards that expire beginning in 2014.
          As a result of certain realization requirements of ASC Topic 718, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets at December 31, 2009 and 2009 that arose directly from (or the use of which was postponed by) tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Equity will be increased by $6.3 million and if and when such deferred tax assets are ultimately realized. The Company uses ASC 740 ordering for purposes of determining when excess tax benefits have been realized.
18. Earnings per Share
          From July 2006 through September 2008, the Company had two classes of outstanding capital stock, common stock and Series B preferred stock. The Series B preferred stock, which was issued in connection with the acquisition of Manugistics (see Note 13), was a participating security such that in the event a dividend was declared or paid on the common stock, the Company would be required to simultaneously declare and pay a dividend on the Series B preferred stock as if the Series B preferred stock had been converted into common stock. Companies that have participating securities are required to apply the two-class method to compute basic earnings per share. Under the two-class computation method, basic earnings per share is calculated for each class of stock and participating security considering both dividends declared and participation rights in undistributed earnings as if all such earnings had been distributed during the period.
          During third quarter 2009, all shares of the Series B preferred stock were either converted into shares of common stock or repurchased for cash, including $8.6 million paid in excess of the conversion price (see Note 13). The excess consideration was charged to retained earnings in the same manner as a dividend on preferred stock and reduced the income applicable to common shareholders in the calculation of earnings per share for 2009. The calculation of diluted earnings per share applicable to common shareholders for 2009 includes the assumed conversion of the Series B preferred stock into common stock as of the beginning of the period, weighted for the actual days and number of shares outstanding during the period. The calculation of diluted earnings per share applicable to common shareholders for 2008 and 2007 includes the assumed conversion of the Series B preferred stock into common stock as of the beginning of the period.
          The dilutive effect of outstanding stock options and unvested restricted stock units and performance share awards is included in the diluted earnings per share calculations for 2009, 2008 and 2007 using the treasury stock method. Diluted earnings per share applicable to common shareholders for 2009, 2008 and 2007 exclude approximately 795,000, 775,000 and 762,000, respectively of vested options for the purchase of common stock that have grant prices in excess of the average market price, or which are otherwise anti-dilutive. In addition, diluted earnings per share calculations for 2009, 2008 and 2007 exclude approximately 561,000, 223,000 and 503,000 contingently issuable restricted stock units or performance share awards, respectively for which all necessary conditions had not been met (see Note 14).
          Earnings per share for the three years ended December 31, 2009 is calculated as follows:

	Year
	Ended December 31,
	2009	2008	2007
Net income	$26,339	$3,124	$26,522
Consideration paid in excess of carrying value on the repurchase of redeemable preferred stock	(8,593)	—	—

Income applicable to common shareholders	17,746	3,124	26,522

Undistributed earnings:
Common Stock	16,613	2,796	23,664
Series B Preferred Stock	1,133	328	2,858

Total undistributed earnings	$17,746	$3,124	$26,522

Weighted Average Shares:
Common Stock	32,706	30,735	29,789
Series B Preferred Stock	2,230	3,604	3,604

Shares – Basic earnings per share	34,936	34,339	33,393
Dilutive common stock equivalents	322	846	1,347

Shares – Diluted earnings per share	35,258	35,185	34,740

Basic earnings per share applicable to common shareholders:
Common Stock	$.51	$.09	$.79

Series B Preferred Stock	$.51	$.09	$.79

Diluted earnings per share applicable to common shareholders	$.50	$.09	$.76

19. Segment Information
          We are a leading provider of sophisticated enterprise software solutions designed specifically to address the supply chain requirements of global consumer products companies, manufacturers, wholesale/distributors and retailers, as well as government and aerospace defense contractors and travel, transportation, hospitality and media organizations, and have licensed our software to nearly 6,000 customers worldwide. Our solutions enable customers to plan, manage and optimize the coordination of supply, demand and flows of inventory throughout the supply chain to the consumer. We conduct business in three geographic regions that have separate management teams and reporting structures: the Americas (United States, Canada, and Latin America), Europe (Europe, Middle East and Africa), and Asia/Pacific. Similar products and services are offered in each geographic region. Identifiable assets are also managed by geographical region. The accounting policies of each region are the same as those described in Note 1 of the Notes to Consolidated Financial Statements. The geographic distribution of our revenues and identifiable assets as of, or for the three-year period ended December 31, 2009 is as follows:

	2009	2008	2007
Revenues:

Americas	$264,681	$269,269	$247,907
Europe	82,011	87,656	89,486
Asia/Pacific	39,108	33,407	36,182

Total revenues	$385,800	$390,332	$373,575

Identifiable assets:

Americas	$695,539	$402,350	$470,205
Europe	85,817	86,780	108,390
Asia/Pacific	40,310	35,646	43,630

Total identifiable assets	$821,666	$524,776	$622,225

          Revenues for the Americas include $231.3 million, $236.7 million and $224.5 million from the United States in 2009, 2008 and 2007, respectively. Identifiable assets for the Americas include $666.0 million, $379.7 million and $446.3 million in the United States as of December 31, 2009, 2008 and 2007, respectively. The increase in identifiable assets at December 31, 2009 compared to December 31, 2008 resulted primarily from the issuance of the Senior Notes, the net proceeds of which were used to fund a portion of the cash merger consideration for the acquisition of i2 Technologies on January 28, 2010 (see Notes 2 and 9). The decrease in identifiable assets at December 31, 2008 compared to December 31, 2007 resulted primarily from the utilization of cash to repay $99.6 million of term loans used to finance the acquisition of Manugistics and the costs associated with the abandoned acquisition of i2 Technologies in fourth quarter 2008 (see Notes 2 and 9).
          No customer accounted for more than 10% of our revenues during any of the three years ended December 31, 2009.
          We have historically organized and managed our operations by type of customer across the following reportable business segments:
o	Retail. This reportable business segment includes all revenues related to applications and services sold to retail customers.

o	Manufacturing and Distribution. This reportable business segment includes all revenues related to applications and services sold to manufacturing and distribution companies, including process manufacturers, consumer goods manufacturers, life sciences companies, high tech organizations, oil and gas companies, automotive producers and other discrete manufacturers involved with government, aerospace and defense contracts.

o	Services Industries. This reportable business segment includes all revenues related to applications and services sold to customers in service industries such as travel, transportation, hospitality, media and telecommunications. The Services Industries segment is centrally managed by a team that has global responsibilities for this market.
          In connection with the acquisition of i2, we have realigned our reportable business segments to better reflect the core business in which we operate (the supply chain management market) and how our chief operating decision maker views, evaluates and makes decisions about resource allocations within our business. Prior to the acquisition, i2 operated in one reportable business segment, supply chain management solutions. As a result of this realignment, we have combined the Retail and Manufacturing and Distribution reportable business segments and will now report our operations within the following segments:
•	Supply Chain. This reportable business segment includes all revenues related to applications and services sold to customers in the supply chain management market. The majority of our products are specifically designed to provide customers with one synchronized view of product demand while managing the flow and allocation of materials, information, finances and other resources across global supply chains, from manufacturers to distribution centers and transportation networks to the retail store and consumer (collectively, the “Supply Chain”). This segment combines all revenues previously reported by the Company under the Retail and Manufacturing and Distribution reportable business segments and includes all revenues related to i2 applications and services.

•	Services Industries. This reportable business segment includes all revenues related to applications and services sold to customers in service industries such as travel, transportation, hospitality, media and telecommunications. The Services Industries segment is centrally managed by a team that has global responsibilities for this market.
          A summary of the revenues, operating income and depreciation attributable to each of these reportable business segments for the three years ended December 31, 2009 is as follows:

	2009	2008	2007
Revenues:
Supply Chain	$354,402	$369,947	$357,057
Services Industries	31,398	20,385	16,518

	$385,800	$390,332	$373,575

Operating income:
Supply Chain	$114,174	$121,015	$110,750
Services Industries	8,636	2,001	364
Other (see below)	(82,930)	(102,708)	(62,337)

	$39,880	$20,308	$48,777

Depreciation:
Supply Chain	$7,336	$7,610	$7,797
Services Industries	1,049	699	360

	$8,385	$8,309	$8,157

Other:
General and administrative	$47,664	$44,963	$44,405
Amortization of intangible assets	23,633	24,303	15,852
Restructuring charge and adjustments to acquisition-related reserves	6,865	8,382	6,208
Acquisition-related costs	4,768	—	—
Costs of abandoned acquisition	—	25,060	—
Gain on sale of office facility	—	—	(4,128)

	$82,930	$102,708	$62,337

          Operating income in the Supply Chain and Services Industry reportable business segments includes direct expenses for software licenses, maintenance services, service revenues, and product development expenses, as well as allocations for sales and marketing expenses, occupancy costs, depreciation expense and amortization of acquired software technology. The “Other” caption includes general and administrative expenses and other charges that are not directly identified with a particular reportable business segment and which management does not consider in evaluating the operating income (loss) of the reportable business segment.
20. Quarterly Data (Unaudited)
          The following table presents selected unaudited quarterly operating results for the two-year period ended December 31, 2009. We believe that all necessary adjustments have been included in the amounts shown below to present fairly the related quarterly results.
Consolidated Statement of Income Data:

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Revenues	$83,333	$99,485	$95,859	$107,123	$385,800
Gross profit	49,815	63,705	58,464	68,145	240,129
Amortization of intangibles (see Note 1)	6,076	6,051	5,753	5,753	23,633
Restructuring charges (see Note 8)	1,430	2,732	2,543	160	6,865
Acquisition-related costs (see Note 2)	—	—	—	4,768	4,768
Operating income	4,458	14,418	9,480	11,524	39,880
Finance costs on abandoned acquisition (see Note 2)	—	—	—	767	767
Net income	2,644	8,935	6,263	8,497	26,339
Consideration paid in excess of carrying value on the repurchase of redeemable preferred stock	—	—	(8,593)	—	(8,593)
Income (loss) applicable to common shareholders	2,644	8,935	(2,330)	8,497	17,746

Basic earnings (loss) per share applicable to common shareholders	$.08	$.26	$(.07)	$.25	$.51
Diluted earnings (loss) per share applicable to common shareholders	$.08	$.25	$(.07)	$.24	$.50

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Revenues	$93,875	$91,796	$98,446	$106,215	$390,332
Gross profit	58,062	54,681	62,086	68,521	243,350
Amortization of intangibles (see Note 1)	6,076	6,076	6,075	6,076	24,303
Restructuring charges (see Note 8)	756	2,799	399	4,428	8,382
Costs of abandoned acquisition (see Note 2)	—	—	—	25,060	25,060
Operating income (loss)	9,857	6,466	15,985	(12,000)	20,308
Finance costs on abandoned (see Note 2)	—	—	637	4,655	5,292
Net income (loss)	5,356	3,073	8,242	(13,547)	3,124
Income (loss) applicable to common shareholders	5,356	3,073	8,242	(13,547)	3,124

Basic earnings (loss) per share applicable to common shareholders	$.16	$.09	$.24	$(.44)	$.09
Diluted earnings (loss) per share applicable to common shareholders	$.15	$.09	$.23	$(.44)	$.09
21. Condensed Consolidating Financial Information
          We currently plan to file an exchange offer registration statement on or about June 8, 2010 for the Senior Notes issued on December 10, 2009 (see Note 9). Our obligations under the Senior Notes are fully and unconditionally guaranteed, joint and severally, on a senior basis by substantially all of our existing and future domestic subsidiaries (including, following the Merger, i2 and its domestic subsidiaries). Pursuant to Regulation S-X, Section 210.3-10(f), we are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.
          The following tables present condensed consolidating balance sheets as of December 31, 2009 and 2008, and condensed consolidating statements of income and cash flows for the three years ended December 31, 2009, 2008 and 2007 for (i) JDA Software Group, Inc. — the parent company, (ii) guarantor subsidiaries on a combined basis, (iii) non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidating amounts. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Condensed Consolidating Balance Sheets
December 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Current Assets:
Cash and cash equivalents	$—	$47,170	$28,804	$—	$75,974
Restricted cash	287,875	—	—	—	287,875
Accounts receivable	—	53,535	15,348	—	68,883
Income tax receivable	469	5,941	(6,410)	—	—
Deferred tax asset	—	17,973	1,169	—	19,142
Prepaid expenses and other current assets	—	11,273	4,394	—	15,667

Total current assets	288,344	135,892	43,305	—	467,541

Non-Current Assets:
Property and equipment, net	—	35,343	5,499	—	40,842
Goodwill	—	135,275	—	—	135,275
Other intangibles, net:
Customer-based intangibles	—	99,264	—	—	99,264
Technology-based intangibles	—	20,240	—	—	20,240
Marketing-based intangibles	—	157	—	—	157
Deferred tax asset	—	37,781	6,569	—	44,350
Other non-current assets	6,697	124	7,176	—	13,997
Investment in subsidiaries	154,166	27,575	—	(181,741)	—
Intercompany accounts	234,479	(253,131)	18,652	—	—

Total non-current assets	395,342	102,628	37,896	(181,741)	354,125

Total Assets	$683,686	$238,520	$81,201	$(181,741)	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$—	$6,140	$1,052	$—	$7,192
Accrued expenses and other liabilities	—	28,809	16,714	—	45,523
Income taxes payable	—	1,255	2,234	—	3,489
Deferred revenue	—	44,145	21,520	—	65,665

Total current liabilities	—	80,349	41,520	—	121,869

Non-Current Liabilities:
Long-term debt	272,250	—	—	—	272,250
Accrued exit and disposal obligations	—	4,723	2,618	—	7,341
Liability for uncertain tax positions	—	8,770	—	—	8,770

Total non-current liabilities	272,250	13,493	2,618	—	288,361

Total Liabilities	272,250	93,842	44,138	—	410,230

Stockholders’ Equity	411,436	144,678	37,063	(181,741)	411,436

Total Liabilities and Stockholders’ Equity	$683,686	$238,520	$81,201	$(181,741)	$821,666

Condensed Consolidating Balance Sheets
December 31, 2008
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Current Assets:
Cash and cash equivalents	$—	$10,841	$21,855	$—	$32,696
Accounts receivable	—	67,578	11,775	—	79,353
Income tax receivable	5,708	(5,508)	116	—	316
Deferred tax asset	—	21,663	1,256	—	22,919
Prepaid expenses and other current assets	—	8,854	5,369	—	14,223

Total current assets	5,708	103,428	40,371	—	149,507

Non-Current Assets:
Property and equipment, net	—	38,024	5,069	—	43,093
Goodwill	—	135,275	—	—	135,275
Other intangibles, net:
Customer-based intangibles	—	121,719	—	—	121,719
Technology-based intangibles	—	24,160	—	—	24,160
Marketing-based intangibles	—	1,335	—	—	1,335
Deferred tax asset	—	43,782	1,033	—	44,815
Other non-current assets	—	47	4,825	—	4,872
Investment in subsidiaries	119,619	21,821	—	(141,440)
Intercompany accounts	266,168	(289,629)	23,461	—	—

Total non-current assets	385,787	96,534	34,388	(141,440)	375,269

Total Assets	$391,495	$199,962	$74,759	$(141,440)	$524,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$—	$2,483	$790	$—	$3,273
Accrued expenses and other liabilities	—	33,389	18,701	—	52,090
Income taxes payable	—	682	(682)	—	—
Deferred revenue	—	43,119	18,886	—	62,005

Total current liabilities	—	79,673	37,695	—	117,368

Non-Current Liabilities:
Accrued exit and disposal obligations	—	7,170	1,650	—	8,820
Liability for uncertain tax positions	—	7,093	—	—	7,093
Deferred revenue	—	—	—	—	—

Total non-current liabilities	—	14,263	1,650	—	15,913

Total Liabilities	—	93,936	39,345	—	133,281

Redeemable Preferred Stock	50,000	—	—	—	50,000

Stockholders’ Equity	341,495	106,026	35,414	(141,440)	341,495

Total Liabilities and Stockholders’ Equity	$391,495	$199,962	$74,759	$(141,440)	$524,776

Condensed Consolidating Statements of Income
Year Ended December 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Software licenses	$—	$88,786	$—	$—	$88,786
Maintenance services	—	112,829	66,507	—	179,336

Product revenues	—	201,615	66,507	—	268,122

Consulting services	—	66,799	40,819	—	107,618
Reimbursed expenses	—	6,872	3,188	—	10,060

Service revenues	—	73,671	44,007	—	117,678

Total revenues	—	275,286	110,514	—	385,800

Cost of Revenues:
Cost of software licenses	—	3,241	—	—	3,241
Amortization of acquired software technology	—	3,920	—	—	3,920
Cost of maintenance services	—	31,546	11,619	—	43,165

Cost of product revenues	—	38,707	11,619	—	50,326

Cost of consulting services	—	55,292	29,993	—	85,285
Reimbursed expenses	—	6,872	3,188	—	10,060

Cost of service revenues	—	62,164	33,181	—	95,345

Total cost of revenues	—	100,871	44,800	—	145,671

Gross Profit	—	174,415	65,714	—	240,129

Operating Expenses:
Product development	—	40,541	10,777	—	51,318
Sales and marketing	—	40,937	25,064	—	66,001
General and administrative	—	38,584	9,080	—	47,664
Amortization of intangibles	—	23,633	—	—	23,633
Restructuring charges	—	3,723	3,142	—	6,865
Acquisition-related costs	—	4,768	—	—	4,768

Total operating expenses	—	152,186	48,063	—	200,249

Operating Income	—	22,229	17,651	—	39,880

Interest expense and amortization of loan fees	(2,000)	(538)	(174)	—	(2,712)
Finance costs on abandoned acquisition	767	—	—	—	767
Interest income and other, net	—	10,965	(9,712)	—	1,253
Equity in earnings (loss) of subsidiaries	27,103	2,399	—	(29,502)	—

Income (Loss) Before Income Taxes	25,870	35,055	7,765	(29,502)	39,188

Income tax (provision) benefit	469	(11,051)	(2,267)	—	(12,849)

Net Income (Loss)	26,339	24,004	5,498	(29,502)	26,339

Consideration paid in excess of carrying value on the purchase of redeemable preferred stock	(8,593)	—	—	—	(8,593)

Income (Loss) Applicable to Common Shareholders	$17,746	$24,004	$5,498	$(29,502)	$17,746

Condensed Consolidating Statements of Income
Year Ended December 31, 2008
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Software licenses	$—	$92,898	$—	$—	$92,898
Maintenance services	—	114,688	68,156	—	182,844

Product revenues	—	207,586	68,156	—	275,742

Consulting services	—	64,939	39,133	—	104,072
Reimbursed expenses	—	7,198	3,320	—	10,518

Service revenues	—	72,137	42,453	—	114,590

Total revenues	—	279,723	110,609	—	390,332

Cost of Revenues:
Cost of software licenses	—	3,499	—	—	3,499
Amortization of acquired software technology	—	5,277	—	—	5,277
Cost of maintenance services	—	32,397	13,337	—	45,734

Cost of product revenues	—	41,173	13,337	—	54,510

Cost of consulting services	—	50,096	31,858	—	81,954
Reimbursed expenses	—	7,198	3,320	—	10,518

Cost of service revenues	—	57,294	35,178	—	92,472

Total cost of revenues	—	98,467	48,515	—	146,982

Gross Profit	—	181,256	62,094	—	243,350

Operating Expenses:
Product development	—	44,592	9,274	—	53,866
Sales and marketing	—	40,750	25,718	—	66,468
General and administrative	—	35,612	9,351	—	44,963
Amortization of intangibles	—	24,303	—	—	24,303
Restructuring charges	—	2,872	5,510	—	8,382
Costs of abandoned acquisition	25,060	—	—	—	25,060

Total operating expenses	25,060	148,129	49,853	—	223,042

Operating Income	(25,060)	33,127	12,241	—	20,308

Interest expense and amortization of loan fees	(9,837)	(337)	(175)	—	(10,349)
Finance costs on abandoned acquisition	(5,292)	—	—	—	(5,292)
Interest income and other, net	107	8,353	(5,669)	—	2,791
Equity in earnings (loss) of subsidiaries	37,498	3,235	—	(40,733)	—

Income (Loss) Before Income Taxes	(2,584)	44,378	6,397	(40,733)	7,458

Income tax (provision) benefit	5,708	(8,607)	(1,435)	—	(4,334)

Net Income (Loss)	$3,124	$35,771	$4,962	$(40,733)	$3,124

Condensed Consolidating Statements of Income
Year Ended December 31, 2007
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Software licenses	$—	$73,599	$—	$—	$73,599
Maintenance services	—	112,971	65,227	—	178,198

Product revenues	—	186,570	65,227	—	251,797

Consulting services	—	72,052	38,841	—	110,893
Reimbursed expenses	—	7,496	3,389	—	10,885

Service revenues	—	79,548	42,230	—	121,778

Total revenues	—	266,118	107,457	—	373,575

Cost of Revenues:
Cost of software licenses	—	2,499	—	—	2,499
Amortization of acquired software technology	—	6,377	—	—	6,377
Cost of maintenance services	—	31,892	13,350	—	45,242

Cost of product revenues	—	40,768	13,350	—	54,118

Cost of consulting services	—	52,595	30,536	—	83,131
Reimbursed expenses	—	7,496	3,389	—	10,885

Cost of service revenues	—	60,091	33,925	—	94,016

Total cost of revenues	—	100,859	47,275	—	148,134

Gross Profit	—	165,259	60,182	—	225,441

Operating Expenses:
Product development	—	44,207	6,966	—	51,173
Sales and marketing	—	34,682	28,472	—	63,154
General and administrative	—	36,476	7,929	—	44,405
Amortization of intangibles	—	15,852	—	—	15,852
Restructuring charges	—	4,327	1,881	—	6,208
Gain on sale of office facility	—	—	(4,128)	—	(4,128)

Total operating expenses	—	135,544	41,120	—	176,664

Operating Income	—	29,715	19,062	—	48,777

Interest expense and amortization of loan fees	(11,314)	(380)	(142)	—	(11,836)
Interest income and other, net	264	13,907	(10,695)	—	3,476
Equity in earnings (loss) of subsidiaries	33,373	14,342	—	(47,715)	—

Income (Loss) Before Income Taxes	22,323	57,584	8,225	(47,715)	40,417

Income tax (provision) benefit	4,199	(16,011)	(2,083)	—	(13,895)

Net Income (Loss)	$26,522	$41,573	$6,142	$(47,715)	$26,522

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$41,907	$50,952	$3,622	$—	$96,481

Investing Activities:
Change in restricted cash	(287,875)	—	—	—	(287,875)
Payment of direct costs related to prior acquisitions	—	(3,031)	(2,079)	—	(5,110)
Purchase of property and equipment	—	(4,670)	(2,466)	—	(7,136)
Proceeds from disposal of property and equipment	—	35	49	—	84

Net cash used in investing activities	(287,875)	(7,666)	(4,496)	—	(300,037)

Financing Activities:
Issuance of common stock – equity plans	14,849	—	—	—	14,849
Purchase of treasury stock	(6,543)	—	—	—	(6,543)
Redemption of redeemable preferred stock	(28,068)	—	—	—	(28,068)
Proceeds from issuance of long-term debt, net	272,217	—	—	—	272,217
Debt issuance costs	(6,487)	—	—	—	(6,487)
Change in intercompany receivable/payable	—	(6,703)	6,703	—	—

Net cash provided by (used in) financing activities	245,968	(6,703)	6,703	—	245,968

Effect of Exchange Rates on Cash and Cash Equivalents	—	(254)	1,120	—	866

Net increase (decrease) in cash and equivalents	—	36,329	6,949	—	43,278

Cash and Cash Equivalents, Beginning of Year	—	10,841	21,855	—	32,696

Cash and Cash Equivalents, End of Year	$—	$47,170	$28,804	$—	$75,974

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2008
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$95,481	$(51,561)	$3,172	$—	$47,092

Investing Activities:
Payment of direct costs related to prior acquisitions	—	(4,242)	—	—	(4,242)
Purchase of property and equipment	—	(5,502)	(3,092)	—	(8,594)
Proceeds from disposal of property and equipment	—	132	—	—	132

Net cash used in investing activities	—	(9,612)	(3,092)	—	(12,704)

Financing Activities:
Issuance of common stock – equity plans	7,806	—	—	—	7,806
Excess tax benefits – share-based compensation	(1,638)	—	—	—	(1,638)
Purchase of treasury stock	(2,086)	—	—	—	(2,086)
Change in intercompany receivable/payable	—	10,991	(10,991)	—	—
Principal payments on term loan agreement	(99,563)	—		—	(99,563)
Repayment of 5% convertible subordinated notes	—	—	—	—	—

Net cash provided by (used in) financing activities	(95,481)	10,991	(10,991)	—	(95,481)

Effect of Exchange Rates on Cash and Cash Equivalents.	—	286	(1,785)	—	(1,499)

Net increase (decrease) in cash and equivalents	—	(49,896)	(12,696)	—	(65,592)

Cash and Cash Equivalents, Beginning of Year	—	60,737	34,551	—	95,288

Cash and Cash Equivalents, End of Year	$—	$10,841	$21,855	$—	$32,696

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2007
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$30,590	$49,786	$(669)	$—	$79,707

Investing Activities:
Payment of direct costs related to prior acquisitions	—	(7,606)	—	—	(7,606)
Purchase of property and equipment	—	(6,191)	(1,217)	—	(7,408)
Proceeds from disposal of property and equipment	—	1,272	5,584	—	6,856

Net cash provided by (used in) investing activities	—	(12,525)	4,367	—	(8,158)

Financing Activities:
Issuance of common stock – equity plans	9,877	—	—	—	9,877
Excess tax benefits – share-based compensation	1,308	—	—	—	1,308
Purchase of treasury stock	(244)	—	—	—	(244)
Change in intercompany receivable/payable	—	1,838	(1,838)	—	—
Principal payments on term loan agreement	(40,000)	—	—	—	(40,000)
Repayment of 5% convertible subordinated notes	(1,531)	—	—	—	(1,531)

Net cash provided by (used in) financing activities	(30,590)	1,838	(1,838)	—	(30,590)

Effect of Exchange Rates on Cash and Cash Equivalents	—	(523)	1,293	—	770

Net increase (decrease) in cash and equivalents	—	38,576	3,153	—	41,729

Cash and Cash Equivalents, Beginning of Year	—	22,161	31,398	—	53,559

Cash and Cash Equivalents, End of Year	$—	$60,737	$34,551	$—	$95,288